UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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METRO BANCORP, INC.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 17, 2012
Time:	4:00 p.m., Eastern Time
Place:	The Best Western Central Hotel & Conference Center 800 East Park Drive Harrisburg, PA 17111

TO OUR SHAREHOLDERS:

The 2012 Annual Meeting of Shareholders of Metro Bancorp, Inc. will be held at the Best Western Central Hotel & Conference Center, 800 East Park Drive, Harrisburg, PA, on May 17, 2012 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. The election of eight (8) directors to serve until the 2013 Annual Meeting.

2.	Amendment to the 2011 Director Stock Option Plan. Approval of an amendment to and restatement of the 2011 Directors Stock Option Plan (the "Director Plan") to permit the awarding of restricted stock.

3.
Amendment to the SmartBuy Stock Purchase Program. Approval of an amendment to the SmartBuy Stock Purchase Program (the "SmartBuy Program") to increase the number of shares issuable under the SmartBuy Program by 100,000 shares.

4.	Say-On-Pay Proposal. An advisory vote to approve the compensation of the named executive officers.

5.	Ratification of the Appointment of ParenteBeard LLC as Metro's independent registered public accounting firm for the fiscal year ending December 31, 2012.

6.	Other Business. Any other business properly brought before the shareholders at the meeting.

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 23, 2012 (the “Record Date”). Your vote at the Annual Meeting is very important to us.

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) in person. Whether or not you expect to attend the Annual Meeting, you may submit your proxy using the Internet, using a toll-free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. This proxy will not be used if you are present at the meeting and desire to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,
Peter J. Ressler
Secretary
Harrisburg, Pennsylvania
April 13, 2012

METRO BANCORP, INC.

PROXY STATEMENT
Dated to be mailed on or about April 13, 2012

GENERAL INFORMATION

This Proxy Statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Metro Bancorp, Inc. (“Metro”). The management of Metro and Metro Bank (the “Bank”) prepared this Proxy Statement for the Board of Directors. We first mailed this Proxy Statement and the enclosed proxy card to shareholders on or about April 13, 2012. If you hold your Metro shares in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to provide it with voting instructions for your Metro shares.

It is very important that you provide your bank or brokerage firm with voting instructions. Banks and brokerage firms are prevented from voting on most matters without voting instructions from the beneficial owner of stock.

We will pay the costs of preparing, printing and mailing the proxy and all related materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred to forward our proxy materials to beneficial owners of our stock, upon request of such record holders. In addition to sending you these materials, some of our directors, officers or employees may contact you, without additional compensation, by telephone, by mail or in person for the purpose of soliciting proxies or votes.

Our executive offices are located at 3801 Paxton Street, Harrisburg, PA, 17111, and our telephone number is 888-937-0004. Our mailing address is P.O. Box 4999, Harrisburg, PA 17111.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2012:

This Proxy Statement and our 2011 Annual Report are available on the Internet at:
www.rtcoproxy.com/metr

This material is also available on Metro's website in the Investor Relations section at www.mymetrobank.com. You may access the material by choosing the “Investor Relations” button at the top of the page, and then selecting “Annual Reports” and “SEC Filings” from the items listed.

VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 23, 2012 (the “Record Date”). A total of 14,126,706 shares of common stock were outstanding on the Record Date and can vote at the Annual Meeting. You are entitled to cast one vote for each share of common stock you own. The enclosed proxy card shows the number of shares you can vote. We will hold the Annual Meeting if the holders of a majority of the shares of the common stock entitled to vote either vote by proxy or attend the meeting in person.

As of the Record Date, there were 40,000 shares of Series A Non-Cumulative Preferred Stock ("Preferred Stock") outstanding. Holders of Preferred Stock cannot vote at the Annual Meeting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to our Transfer Agent in the enclosed prepaid envelope or you may vote using the Internet or the toll-free telephone number as provided on the enclosed proxy card. The proxy holders named on the proxy card will vote your shares as you instruct.

What happens if I sign and return the proxy card without specifying a vote?

If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote (1) for the election of each of the eight director nominees; (2) for the amendment to and restatement of the 2011 Director Stock Option Plan; (3) for the amendment to the SmartBuy Stock Purchase Program; (4) for the say-on-pay proposal; and (5) for ratification of the appointment of ParenteBeard LLC as Metro's independent registered public accounting firm. If other matters are properly brought before the shareholders at the meeting, the proxy holders will exercise their judgment and vote as they determine is in the best interests of Metro and its shareholders.

What vote is required?

The holders of a majority of the aggregate outstanding shares of Metro common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the Pennsylvania Business Corporation Law, directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Accordingly, the eight candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. A majority of the shares present and having voting power at a meeting at which a quorum is present is required in order to approve any other matter submitted to a vote of the shareholders, except in the case where the vote of a greater number of shares is required by law or under the Articles of Incorporation or Bylaws. The other matters being submitted to the shareholders at the Annual Meeting (approval of the amendment to and restatement of the 2011 Director Stock Option Plan, approval of the amendment to the SmartBuy Stock Purchase program, approval of the say-on-pay proposal and ratification of the appointment of the registered public accounting firm) require the approval of a majority of the shares present and having voting power.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be counted as shares present at the meeting for purposes of determining whether there is a quorum, but will not be counted or voted in favor of the election of directors or on any of the other matters that will be brought before the Annual Meeting. Under Pennsylvania law, an abstention is not a vote. The applicable stock exchange of which most brokers are members does not permit such brokers to vote on any of the matters being presented at the Annual Meeting except for the question of the ratification of Metro's independent registered public accounting firm, if the broker has not been provided with voting instructions. As a general matter, a broker is not permitted to vote on behalf of a shareholder in an election for directors or on matters relating to executive compensation unless the broker has received timely voting instructions from the shareholder. Consequently, if you hold shares with a broker, and you fail to provide your broker with voting instructions, he or she will be permitted to vote your shares only on ratification of the appointment of Metro's independent registered public accounting firm. When a broker votes a client's shares on some but not all of the proposals at a meeting, the omitted votes are referred to as “broker non-votes”.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If you return your proxy card or vote by telephone or over the Internet and other matters are properly presented at the Annual Meeting, the proxy holders named on the enclosed proxy card will exercise their judgment to vote your shares in a manner that they deem to be in the best interests of Metro and its shareholders.

How are votes counted?

Our judges of election will count all votes, which are cast in person or by proxy at the Annual Meeting. Voting is an important right of shareholders. If you abstain or otherwise fail to cast a vote on any matter, the abstention or failure is not a vote and will not be counted. Broker non-votes (shares of common stock held in record name by your broker or nominee and are not voted because (1) you have not provided voting instructions, (2) the broker or nominee does not have discretion to vote on your behalf or (3) the broker or nominee has indicated on the proxy that it does not have authority to vote on such matters) will also not be counted as votes cast. Your broker or nominee may not exercise discretion and vote shares held of record for the election of directors when you have not provided voting instructions.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. At any time before the vote on a proposal, you can change your vote either by:

•	giving Metro's secretary a written notice revoking your proxy;

•	signing, dating and returning to us a new proxy; or

•	placing a second telephone or Internet vote.

We will honor the proxy card or the telephone or Internet vote with the latest date.

Can I vote in person at the Annual Meeting?
Yes. We encourage you to complete and return the proxy card or vote using the Internet or the toll-free telephone number to ensure that your vote is counted. However, you may attend the Annual Meeting and vote in person whether or not you have previously voted by proxy. Your vote in person will automatically revoke a previously submitted vote by proxy.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL SHAREHOLDERS

The following table sets forth certain information, as of March 23, 2012, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and by our directors and executive officers as a group. In addition, the table includes information with respect to other persons known to us to own or who may be deemed to own more than five percent of our common stock as of March 23, 2012.

The address for each director and named executive officer is c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned	1	Percent of Outstanding Common Stock Beneficially Owned	1
Directors

James R. Adair	45,341	2	*
John J. Cardello, CPA	34,734	3	*
Douglas S. Gelder	156,328	4	1.10%
Alan R. Hassman	198,349	5	1.40%
Howell C. Mette	150,435	6	1.06%
Gary L. Nalbandian	527,992	7	3.68%
Michael A. Serluco	186,581	8	1.32%
Samir J. Srouji, M.D.	174,533	9	1.23%

Named Executive Officers Who are not Directors

Mark A. Zody	129,105	10	*
Percival B. Moser, III	1,936		*
James R. Ridd	59,553	11	*
Adam L. Metz	9,437	12	*
All Directors and Executive Officers
of Metro, as a group (13 Persons)	1,674,959	13	11.41%

Other Five Percent Beneficial Shareholders

Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210	1,371,435	14	9.71%

Dimensional Fund Advisors LP
6300 Bee Cave Road, Palisades West, Bldg One
Austin, TX 78746	1,181,735	15	8.37%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	990,070	16	7.01%

Castine Capital Management, LLC
One International Place, Ste 2401
Boston, MA 02110	850,400	17	6.02%

* less than 1%

[1]
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or contract within 60 days after March 23, 2012. Shares subject to outstanding stock options or contract, which an individual has the right to acquire within 60 days after March 23, 2012, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

[2]	Includes 836 shares owned by Mr. Adair's wife and 30,407 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[3]	Includes 26,816 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[4]
Includes 30,407 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans. As of the record date, Mr. Gelder has pledged 115,323 shares of Metro common stock in connection with real estate and business loans with the Bank.

[5]
Includes 55,358 shares owned by Mr. Hassman's wife and 30,407 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans. As of the record date, Mr. Hassman has pledged 30,003 shares of Metro common stock in connection with business loans with the Bank. Mr. Hassman's wife has pledged 55,358 shares of Metro common stock in connection with loans with the Bank.

[6]	Includes 30,407 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[7]
Includes 113,128 shares held by Mr. Nalbandian's individually directed participant account in the NAI/CIR Profit Sharing Trust with respect to which Mr. Nalbandian has sole voting power and 5,424 shares held in trust by Mr. Nalbandian for the benefit of Mr. Nalbandian's child and grandchild. Also includes 228,998 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[8]	Includes 23,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[9]
Includes 58,701 shares owned by Dr. Srouji's wife, 1,162 shares owned jointly by Dr. Srouji and his wife and 29,436 shares held by Dr. Srouji's self-directed participant account in the Plastic Surgery P.C. Profit Sharing Plan. Also includes 30,407 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[10]
Includes 48,937 shares owned jointly by Mr. Zody and his wife. Also includes 77,648 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[11]	Includes 28,875 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[12]	Includes 9,437 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2006 Employee Stock Option Plan.

[13]
Includes an aggregate of 547,034 shares of Metro common stock issuable to the directors and executive officers of Metro under Metro's 2001 and 2011 Director Stock Option Plans and Metro's 1996 and 2006 Employee Stock Option Plans.

[14]
Based on information in a Schedule 13G/A filed on February 14, 2012, as of December 31, 2011,Wellington Management Company, LLP, on behalf of its client accounts, held 1,245,335 shares over which it had shared voting power and had shared investment power over 1,371,435 shares.

[15]
Based on information in a Schedule 13G filed on February 14, 2012, as of December 31, 2011, Dimensional Fund Advisors LP, on behalf of its client accounts, held 1,160,392 shares over which it had sole voting power and had sole investment over 1,181,735 shares.

[16]
Based on information in a Schedule 13G filed on February 10, 2012, as of December 30, 2011, BlackRock, Inc., on behalf of its client accounts, held 990,070 shares over which it had sole voting and investment power.

[17]
Based on information in a Schedule 13G filed on February 10, 2012, as of December 31, 2011, Castine Capital Management, LLC, on behalf of its client accounts, held 850,400 shares over which it had shared voting and investment power.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and persons who own more than 10% of our common stock must file reports with the SEC indicating the number of shares of Metro's common stock they beneficially own and changes in the beneficial ownership. All such persons are required by the SEC to furnish Metro with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, we believe all Section 16(a) filing requirements applicable to these persons were timely complied with, except that due to an internal communication error, all of the Forms 4 that were required to be filed by each director and executive officer in connection with the award of stock options by the Compensation Committee at its February 15, 2011 meeting were filed six days late.

PROPOSAL NO. 1

ELECTION OF DIRECTORS OF METRO

The Bylaws of Metro provide as follows:

•	the Board of Directors may, from time to time, fix the number of directors;

•	the Board will consist of not less than five nor more than twenty-five directors; and

•	directors will be elected for a one-year term.

The Board of Directors by resolution has set at eight the number of persons to be elected to the Board of Directors at the Annual Meeting. Pursuant to the Pennsylvania Business Corporation Law, the election of directors will be determined by a plurality vote and accordingly, the eight nominees receiving the most “FOR” votes will be elected. Shares may be voted “FOR” or withheld from each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares cast for the directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the eight nominees as named herein.

All of the nominees are currently members of the Board of Directors and each of them has consented to serve if elected. Metro does not have separate classes of directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election.

The proxy holders named on the proxy card intend to vote for the election of the eight persons listed as director nominees to serve until the 2013 Annual Meeting and until their respective successors have been duly qualified and elected. If you return a signed proxy card without voting instructions, your proxy will be voted in favor of the election of those nominees. Each nominee is currently a director of both Metro and the Bank. All nominees for election were unanimously recommended by the Board of Directors.

The following table shows the name, age, positions with Metro and the Bank and length of board service for each nominee for election as director.

Name & Age	Position with Metro and the Bank	Director Since

Gary L. Nalbandian, 69	Chairman, President and CEO of Metro and the Bank	1985

James R. Adair, 64	Director of Metro and the Bank	2001

John J. Cardello, CPA, 51	Director of Metro and the Bank	2004

Douglas S. Gelder, 62	Director of Metro and the Bank	1988

Alan R. Hassman, 72	Director of Metro and the Bank	1985

Howell C. Mette, Esquire, 84	Director of Metro and the Bank	1985

Michael A. Serluco, 71	Director of Metro and the Bank	1985

Samir J. Srouji, M.D., 75	Director of Metro and the Bank	1985

Below we have provided for each nominee, his principal occupation and the specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a director of Metro. Except as otherwise stated, the principal occupation indicated has been the person's principal occupation for at least the last five years, based upon information furnished by the nominees. If applicable, we have also included any public company or investment company directorships held by the nominees during the past five years and any required disclosure concerning legal proceedings involving any nominee.

Gary L. Nalbandian. Mr. Nalbandian, a director of the Bank since 1985 and of Metro since 1999, has been Chairman of the Bank and Metro since the formation of these entities in 1985 and 1999, respectively. Mr. Nalbandian has been President/CEO of the Bank and Metro since February 15, 2002. He has also been the Vice President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co., Wormleysburg, PA since 2002. In these roles, Mr. Nalbandian has acquired a keen knowledge of all aspects of the banking industry and environment and understands Metro's business and challenges. He has an excellent working relationship with each member of the Board. Mr. Nalbandian is very active in his community, having served as the Chairman of the Harrisburg University Capital Campaign, Chairman of the West Shore Chamber of Commerce, Chairman of the YMCA's Camp Shickellimy, President of Susquehanna Mental Health Services and as the Vice President of Edgewater Mental Hospital. He has also served on the Board of Trustees for Harrisburg University, on the Philhaven Hospital Capital Campaign, on the Harrisburg University Executive Committee and as a Board member for Team Pennsylvania as well as the Central Pennsylvania Kidney Foundation. His activities both in and outside of Metro enable him to remain in touch with the banking needs of current and future customers and to gain necessary insights to develop products for the continued growth and success of Metro.

James R. Adair. Mr. Adair, a director of the Bank and of Metro since 2001, is the Owner of Adair Construction Services. Over the course of his career, Mr. Adair has acquired extensive banking and financial oversight experience. Prior to his ownership of Adair Construction Services, he worked for financial institutions including Mellon Bank, N. A., Hamilton Bank and CoreStates. He held various senior level positions at these institutions, including senior vice president for commercial loans, senior credit officer, and senior lending officer with a $10 million lending authority. At Farmers Bank in Hanover, PA, he was chairman of the asset and liability (ALCO) and loan committees. As a ten-year consultant to Marysville National Bank, he advised the bank on strategic planning and commercial lending and credit. At Pinnacle Health System, he served for 16 years as chairman of the finance and audit committee, with responsibility for all aspects of budget and finance for ten operating entities with revenues exceeding $800 million.

He also served six years as chairman of the finance and audit committee of Delta Dental of Pennsylvania, a health care organization with revenues exceeding $1 billion.

John J. Cardello, CPA. Mr. Cardello, a director of the Bank and of Metro since 2004, is a Partner at SF and Company, P.C., in York, PA, which engages in the accounting and consulting business. After 26 years of auditing and accounting experience, Mr. Cardello assumed the position of managing shareholder of this accounting firm in 2008. He chairs the firm's board of directors that oversees the management of all offices of the firm. He is directly responsible for the firm's accounting and auditing functions, which include establishing and monitoring audit policies and procedures. Mr. Cardello is a recognized expert on the management of public accounting firms. He has been certified to perform peer review engagements on behalf of other CPA firms. Such review involves evaluating the accounting and quality control procedures of the firms under review and cooperating with management in the formulation of optimum quality assurance systems. Because of Mr. Cardello's extensive accounting and auditing expertise, the Board believes he is qualified to be the chairman of the Audit Committee and a member of the Compliance Committee.

Douglas S. Gelder. Mr. Gelder, a director of the Bank since 1988 and of Metro since 1999, is the President and Owner of DSG Development (a land development company) in Hershey, PA. Mr. Gelder holds a Bachelor of Science degree in marketing and accounting. From 1977 to 1999 he owned ten car dealerships. He is a director on the Dauphin County General Authority. The Board and Metro are able to leverage Mr. Gelder's expertise in dealing with the public acquired from his ownership of the ten car dealerships and his service on the Dauphin County General Authority. Mr. Gelder's 24 years on Metro's Board of Directors have provided him with insight and awareness of Metro's needs, both essential abilities for membership and chairmanship of the Nominating and Corporate Governance Committee as well as the other Committees on which he serves. Mr. Gelder has served on the Nominating and Corporate Governance Committee since the inception of this Committee and has served as its chairman since 2005. In view of this Committee's leadership role in establishing corporate governance principles for Metro, the Board believes that Mr. Gelder is well-suited to serve the Board as its Independent Lead Director.

Alan R. Hassman. Mr. Hassman, a director of the Bank since 1985 and of Metro since 1999, is the President of ARH, Inc. and Keystone Lodging Enterprises, in Camp Hill, PA, which engage in the restaurant and hotel businesses, respectively. Mr. Hassman has 52 years of business and finance experience, including being a co-founder of Metro Bank. Until November 2009, he had served as Chief Executive Officer of ARH, Inc. He has been President of Keystone Lodging Enterprises since 1996. While serving on the Susquehanna University Board of Regents, he served as a member of the finance and property committees. From 1975 to 1985, he served two three-year terms as president of Central Penn Advertising Corporation and managed a $2 million advertising budget. While serving on the board of directors of Dame Media, LLP (operator of radio stations), he served on the finance committee for six years. In addition to his knowledge of business and finance, Mr. Hassman provides the Board and Metro with guidance of how to motivate employees. This knowledge was developed during his lifelong experience of dealing with many and diverse employees in the restaurant and hotel business and is essential for his role as a member and chairman of the Compensation Committee.

Howel1 C. Mette, Esquire. Mr. Mette, a director of the Bank since 1985 and of Metro since 1999, is a shareholder in the law firm, Mette, Evans & Woodside in Harrisburg, PA. Mr. Mette was a founding member of Mette, Evans & Woodside in 1969. Previously, he had served as Deputy Attorney General in the Pennsylvania Department of Justice from 1952 to 1955. From 1952 to 2002 he was an Adjunct Professor of Law in taxation at Dickinson School of Law. He has also served as Fellow, American College of Trust and Estate Counsel, past President of the Dauphin County Bar Association, past Trustee of the Pennsylvania Bar Trust Fund and Insurance Trust and Trustee and Treasurer of the Dauphin County Bar Foundation. Mr. Mette's extensive legal experience provides invaluable expertise to the Board and the Real Estate Committee of the Board.

Michael A. Serluco. Mr. Serluco, a director of the Bank since 1985 and of Metro since 1999, is the owner of Consolidated Properties in Wormleysburg, PA, which engages in the business of real estate investment. Mr. Serluco founded Consolidated Properties, a sole proprietorship, in 1967 and has grown the company to develop, own and manage residential and commercial properties across Central Pennsylvania, including hotels, warehouses, apartment buildings and land development. He also owns Capital City Car Wash and serves on the board of directors of a local manufacturing and processing organization and serves as vice-chairman of the board of directors of Holy Spirit Hospital.

As an entrepreneur and director of Metro since he co-founded the Bank, Mr. Serluco brings to the Board his intimate knowledge of the philosophies and strategies that have grown the Bank, along with an appreciation of the needs of an investor. He is able to effectively balance the needs of the investor with protection of the Bank's interests to create successful projects and long-term banking relationships.

Samir J. Srouji, M.D. Dr. Srouji, a director of the Bank since 1985 and of Metro since 1999, is President and CEO and practicing physician-surgeon at Plastic Surgery, P.C., in Camp Hill, PA. He has served on the board of directors at Holy Spirit Hospital and on various committees at the hospital, including the medical executive committee, by-laws committee, strategic planning committee and community affairs committee. In addition, he served as president of the medical and surgical staff at Holy Spirit Hospital. Dr. Srouji has been self-employed and operating his surgical practice since 1976. As a surgeon, he is detail-oriented and able to see what is often not obvious to others, skills he brings to the Audit Committee. As an entrepreneur, Dr. Srouji understands the needs and challenges of the small business owner, a crucial part of Metro's business. Dr. Srouji brings to the Nominating and Corporate Governance Committee knowledge of the needs and operations of Metro, gained from his 27 years on the Board.

Process for Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee will utilize current members of the Board of Directors, management and other appropriate sources to identify potential nominees. The Committee will conduct all appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommend nominees for approval by the Board of Directors and shareholders. The Committee's process for the consideration of potential nominees will be the same for nominees identified by shareholders, as well as the other sources identified above.

The Nominating and Corporate Governance Committee will receive and consider nominee recommendations that shareholders address to the Corporate Secretary of Metro at the address listed on the first page of this Proxy Statement. If shareholders wish to nominate candidates for election at Metro's Annual Meeting, however, they must comply with additional procedures contained in Metro's Bylaws. In accordance with the Bylaws, to nominate someone at the Annual Meeting, you must deliver or mail a notice to the Secretary of Metro no less than 90 days prior to the date of the Annual Meeting. Your notice must state your name, residence address and a representation that you are a holder of record of common stock of Metro entitled to vote (include the number of shares of Metro that you own) at such meeting and intend to appear in person or by proxy at the meeting to vote for the person or persons nominated. Your notice must also contain the following information on each proposed nominee:

•	the name, address and age of the nominee;

•	the principal occupation of the nominee;

•	the number of shares of Metro's common stock owned by the nominee;

•	the total number of shares that, to your knowledge, will be voted for the nominee;

•	a description of all arrangements and understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by you;

•
such other information regarding each nominee proposed by you as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee; and

•	the consent of each nominee to serve as a director of Metro if so elected.

Any nominations not made in accordance with Metro's Bylaws are ineligible to be nominated at the Annual Meeting. If you do not follow the procedure specified in the Bylaws, the Chairman of the meeting will disregard your nomination made at the Annual Meeting, and the judges of election will disregard any votes cast for your nominee.

Director Qualifications. Nominees for director will be selected on the basis of outstanding achievement in their careers, Board experience, education, independence under applicable NASDAQ and SEC rules, financial expertise, integrity, ability to make independent, analytical inquiries, understanding of the business environment and willingness to devote adequate time to Board of Directors and committee duties. Generally, nominees should also have experience in the financial services industry or knowledge about the issues affecting the financial services industry. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Metro's shareholders. They must also have an analytical and objective perspective, practical experience and mature judgment. The Board does not have a specific policy with regard to the consideration of diversity in identifying director nominees; however, Metro endeavors to have a Board of Directors representing diverse experiences and policy-making levels in business, government, education and technology, and in other areas relevant to Metro's activities. Directors are expected to attend scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional criteria apply to directors being considered to serve on a particular committee of the Board of Directors. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand financial statements.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by Metro's Bylaws, whether any vacancies on the Board are expected and which incumbent directors will stand for re-election at the next Annual Meeting. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members, as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director, the Nominating and Corporate Governance Committee reviews such director's service to Metro during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves.

In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ Marketplace Rules (“NASDAQ Rules”), and whether the nominee meets the qualifications for director outlined above, as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee or the Board of Directors will interview the nominee in person or by telephone.

Upon completing the evaluation, and the interview in the case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to recommend that the Board of Directors nominate the director candidate for election at the Annual Meeting.

CORPORATE GOVERNANCE

The corporate governance policies of Metro are set forth in the Corporate Governance Guidelines approved by the Board of Directors. The Corporate Governance Guidelines include information regarding the functions, responsibilities, qualifications and composition of the Board of Directors and other matters. A copy of the Corporate Governance Guidelines, as approved by the Board of Directors can be found on Metro's website at www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.” The Guidelines are also available in print to any shareholder requesting a copy by writing to the Corporate Secretary at the address given on Page 1 of this Proxy Statement.

Board Leadership Structure and Role in Risk Oversight

Metro's Bylaws provide for the position of President and that, at the Board's option, the Board may elect a Chairman of the Board. Mr. Nalbandian serves as Chairman, President and CEO of Metro and the Bank and has served in these roles since 2002. Having the roles of CEO and Chairman combined has worked well for Metro. Considering the size and characteristics of Metro and the Bank, relative to other banks and bank holding companies, such as its number and types of shareholders, relationship with its customers, its deposits, debts and other obligations, loan portfolio and loan loss history, properties owned and leased and its number of employees, the Board believes that this is the appropriate structure. Metro has found this structure to be an efficient and effective means of operating Metro. In addition, with Mr. Nalbandian's responsibility for day-to-day operations and his interactions with management and employees, the Board believes he is in the best position to chair the Board meetings and lead the discussions about Metro's operations and performance.

In October 2011, Metro's Board of Directors amended Metro's Bylaws to authorize the election by the Board of an Independent Lead Director. The Board then elected Douglas S. Gelder as the "Lead Director". The Lead Director's duties, responsibilities and authorities will include general leadership of the affairs of the Independent Directors, to preside at all executive sessions of the Board of Directors, to assist management personnel with respect to the agenda at any Board meeting at which the Chairman/CEO is not in attendance, to serve as liaison between Chairman/CEO and the independent directors, to attend and participate in meetings of Committees of the Board of Directors when deemed necessary and appropriate, to advise and consult with the Chairman/CEO with respect to matters affecting the management of Metro and to direct the Board's evaluation of the Chairman/CEO.

The Chief Risk Officer (“CRO”) of Metro reports directly to the Board of Directors and reports administratively to the CEO. As appropriate, the CRO routinely attends portions of Board meetings and discusses risk issues with the Board of Directors. The Audit Committee is charged with reviewing Metro's Annual Risk Assessment and risk management policies. The CRO also attends the Board's Audit Committee and Compliance Committee meetings as necessary and provides information related to risks, when appropriate.

In addition, and on no less than a quarterly basis, the Chief Financial Officer reviews with the Board of Directors various Risk Management reports associated with, but not limited to, such topics as capital adequacy, interest rate risk, loan and investment credit risk, liquidity, loan, deposit and retail operations risks and regulatory reporting.

Our Codes of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics (“the Code”) for our directors, officers and employees. The Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards. Metro provides a copy of the Code to each director, officer and employee and requires their signature to acknowledge they have received and read the Code.

Metro has also adopted a Code of Ethics for Senior Financial Officers that is applicable to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any other person performing similar duties. All Senior Financial Officers are required to read and sign this Code of Ethics on an annual basis.

Each of the above mentioned codes requires that any exception or waiver to any provision for directors or applicable officers be submitted for approval to the Board of Directors and such exceptions will be publicly disclosed as required by law, SEC regulation or the NASDAQ Rules. A copy of each code can be found under the “Corporate Governance Highlights” in the “Investor Relations” section of Metro's website at www.mymetrobank.com and is available in print to any shareholder who requests a copy. Requests should be in writing to the Corporate Secretary at the address given on Page 1 of this Proxy Statement.

Independence of Directors

As permitted by the NASDAQ Rules, to assist the Board in evaluating the independence of each of its directors, the Board has adopted categorical standards of independence. Applying these standards, the Board of Directors has determined that all directors, with the exception of Gary L. Nalbandian, are independent as defined in the applicable NASDAQ Rules. The categorical standards adopted and applied by the Board consist of the following business or charitable relationships which the Board has determined are not material relationships that would impair a director's independence:

•
Lending relationships, deposit relationships or other financial service relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, insurance and related products, private banking, investment management, custodial, securities brokerage, cash management and similar services) between Metro or the Bank, and (1) the director; and/or (2) any family member of the director who resides in the same home as the director; and/or (3) any profit or non-profit entity with which the director is affiliated by reason of being a director, officer, employee, trustee, partner and/or an owner thereof, provided that (A) such relationships are in the ordinary course of business of Metro or the Bank and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and in addition, (B) with respect to any extension of credit by the Bank to any borrower described in clauses (1) - (3) above, such extension of credit has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act and no extension of credit is on a non-accrual basis.

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The fact that the director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Metro or the Bank made, or from which Metro or the Bank received, payments for property or services in the current or any of the past three fiscal years that do not exceed 5% of the recipient's consolidated gross revenues for that year or $200,000, whichever is greater. Payments shall not include payments received solely from investments in Metro's securities or payments received under non-discretionary charitable contribution matching programs.

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Compensation received by the director or the director's family member from Metro or the Bank if the compensation does not exceed $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence. Compensation does not include compensation for board or board committee service; compensation paid to a family member who is an employee (other than an Executive Officer) of Metro or the Bank; or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•
The employment by Metro or the Bank of a family member of the director provided that such family member was or is not an executive officer of Metro and the compensation of any such family member was established by Metro or the Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing standards of director independence, a "Family Member" means any of the director's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

For purposes of service on the Audit Committee and the Compensation Committee, the Board also applies the independence standards of Exchange Act Rule 10A-3. Accordingly, the direct or indirect receipt by a director of any consulting, advisory or other compensatory fee from Metro or the Bank (excluding services as a director of Metro or the Bank) would preclude a director's service on the Audit Committee or the Compensation Committee.

Directors are requested to inform the Chairman of the Nominating and Governance Committee, the Lead Independent Director and the President of Metro of any change of circumstances or before serving as a director, officer, employee, partner, trustee and/or owner of an outside profit or non-profit entity so that such change in circumstances or opportunity can be reviewed for any independence issues.

Shareholder Communications with the Board

Shareholders who wish to communicate directly with the Board of Directors, including the non-management directors, may direct such communications in writing, via letter to the Audit Committee Chairman, c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111. The Audit Committee Chairman will convey any and all such communications to the full Board of Directors for consideration and review or, if requested by the shareholder, to an individual Board member.

Attendance at the Annual Meeting

The Board of Directors has adopted a policy that all of its directors should be present at Metro's Annual Meeting, absent extenuating circumstances. All of the current directors of Metro were in attendance at the Annual Meeting of Shareholders held May 20, 2011.

Meetings and Committees of the Board of Directors

The Board of Directors met twelve (12) times during 2011. In 2011, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors, including all committees of Metro and the Bank, of which they are members.

Metro's independent directors have regularly scheduled meetings without any management directors in attendance at least two times per year.

The Board of Directors of Metro has established the following six (6) committees:

•	Audit Committee;

•	Nominating and Corporate Governance Committee;

•	Compensation Committee;

•	Compliance Committee;

•	Real Estate Committee; and

•	Executive Committee.

Information with respect to each of these committees is listed below.

Audit Committee. The Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act. The principal duties performed by the Audit Committee include monitoring the integrity of the financial statements of Metro, reviewing the complete audit of the financial statements of Metro and its subsidiaries, reviewing and making recommendations to the Board of Directors regarding the internal auditor's report and the certified public accountant's audit report, reviewing the independence and performance of Metro's independent registered public accounting firm and the pre-approval of professional services provided by the independent registered public accounting firm, reviewing the performance of Metro's internal audit function and the monitoring of risks, which includes reviewing the adequacy of internal controls and assessing the extent to which audit recommendations have been implemented. The members of the Audit Committee are John J. Cardello, CPA (Chairman), Douglas S. Gelder, and Samir J. Srouji. The Committee met five times in 2011. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.” Each member of the Committee is independent, as defined by the NASDAQ Rules and the applicable rules of the SEC. The Board has determined that Mr. Cardello, a CPA, is an Audit Committee financial expert, as defined by the SEC. The report of the Audit Committee is located on page 16 of this Proxy Statement.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become directors and recommend that the Board of Directors nominate those candidates for election to the Board, to develop and recommend to the Board a set of corporate governance principles applicable to Metro and to otherwise take a leadership role in shaping our corporate governance. The members of the Committee are Douglas S. Gelder (Chairman), John J. Cardello and Samir J. Srouji. Each member of the Committee is independent, as defined by the NASDAQ Rules. The Committee met three times during 2011. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.”

Compensation Committee. The functions of the Compensation Committee are to evaluate Metro's compensation policies and plans, to review and evaluate the individual performance of Metro's directors, to establish the compensation of the directors, to evaluate, establish and approve or recommend to the full Board for approval the compensation of our named executive officers and other specified responsibilities related to personnel and compensation matters affecting Metro. The members of the Compensation Committee are Alan R. Hassman (Chairman), Douglas S. Gelder and Michael A. Serluco. Each of the members of the Committee is independent, as defined in the NASDAQ Rules. The Committee met four times in 2011. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.” The Compensation Discussion and Analysis which begins on page 20 of this Proxy Statement contains additional information concerning the scope of authority of the Committee and a discussion of the role of management and compensation consultants in determining or recommending compensation of executives. The compensation consultant retained by the Committee in 2011, Mosteller & Associates, reviewed both Metro's executive officer and director compensation. The consultant was directed to review and compare the Metro director fees and stock option awards to that of similar banks and bank holding companies. The list of banks and bank holding companies used in the comparative review is listed in the Compensation Discussion and Analysis. The Committee is also responsible for determining whether to recommend to our Board of Directors that the Compensation Discussion and Analysis section be included in the Annual Report on Form 10-K and Proxy Statement and for providing a Compensation Committee Report for the Proxy Statement. The Compensation Committee report appears on page 28 of this Proxy Statement.

Compliance Committee. The functions of the Compliance Committee include representing and providing assistance to the Board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements, reviewing reports of examination issued by federal and state banking authorities and other third parties with respect to legal and regulatory compliance, reviewing with the Board any issues coming to its attention regarding compliance with regulatory requirements, monitoring Metro's compliance programs and monitoring compliance by Metro's subsidiaries with all applicable laws, rules and regulations. The members of the Compliance Committee are Douglas S. Gelder (Chairman), James R. Adair, and John J. Cardello. The Committee met thirteen times in 2011. The Compliance Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.”

Real Estate Committee. The functions of the Real Estate Committee are to develop and review Metro's real estate development plans including current and future markets and locations, review and approve guidelines/procedures for future site approval and acquisition, approve leases or acquisitions of land or buildings to be used for Metro's and the Bank's operations, approve vendor, broker or agent contracts and relationships related to Metro owned or operated real estate, as well as appraisal or environment firms utilized on behalf of customer real estate transactions and to determine the disposition of inactive sites and other property. The Committee's charter requires that membership shall consist of at least two independent directors and the Secretary to the Board. The members of the Committee are Samir J. Srouji (Chairman), Howell C. Mette and Peter J. Ressler as Secretary to the Board. The Committee's charter also provides that Metro's Chairman, President and CEO shall be invited to all Committee meetings as an ex-officio member. The Committee met one time in 2011.

Executive Committee. The function of the Executive Committee is to address appropriate issues, if necessary, between regularly scheduled board meetings or with respect to matters that generally do not warrant the calling of a special board meeting. Usually, this involves the approval of loan transactions to accommodate commercial customer needs which are time sensitive. The members of the Committee are James R. Adair (Chairman), Michael A. Serluco and Gary L. Nalbandian. The Committee met one time in 2011.

Related Party Transaction Policy and Procedures

The Board is responsible for reviewing and approving all related party transactions. The Board has adopted a written Related Party Transactions Policy ("the Policy"). Related parties of Metro include our directors, executive officers, any greater than 5% beneficial owner of Metro's common stock and the immediate family members of any of these groups.

Transactions covered by the policy include any single or series of related transactions between Metro and any related party or to which Metro is a party and from which a related party will derive a financial benefit. The following transactions are not covered by the policy:

•	Transactions available to all employees;

•
Compensation or benefits paid or awarded in the ordinary course of business to an executive officer in connection with such officer's employment, provided Metro complies with the SEC reporting requirements regarding such compensation;

•	Compensation paid or awarded to a director which is approved by the full Board and is required to be reported in the proxy statement;

•	A transaction arising solely from the ownership of a class of Metro's equity securities and all holders of that class receive the same benefit; or

•	A transaction involving the rendering of services as a common or contract carrier, or public entity, at rates or charges fixed in conformity with law or governmental authority.

To identify related party transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires listing any transactions with us in which the director, executive officer, or their immediate family members have an interest. We review related party transactions for potential conflicts of interest. A conflict of interest could occur if an individual's private interest interferes with the interests of Metro or the Bank. To prevent actual and apparent conflicts of interest between related parties and Metro, the Board has mandated periodic training sessions regarding the Policy and the other corporate governance policies. Our Code of Business Conduct and Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to notify Metro's Chief Risk Officer, as well as Metro's President. Directors and executive officers are to provide reasonable notice to the Chief Risk Officer and to the President of all changes or new business activities, related party relationships and board directorships as they arise.

In addition, Metro and the Bank are subject to Federal Reserve Regulation O, which deals with loans by federally regulated banks to executive officers, directors or 10% controlling shareholders (“insiders”) of the applicable bank or bank holding company, or an entity controlled by any such insider. Metro follows a Regulation O Policy that prohibits the subsidiary Bank from making loans to an insider unless the loan (1) is made on substantially the same credit terms (including interest rates and collateralization) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with other persons who are not subject to Regulation O and who are not employed by the Bank; and (2) does not involve more than the normal risk of repayment or present other unfavorable features. Metro and the Bank are examined periodically by bank regulators for compliance with Regulation O. Internal controls exist within Metro and the Bank to ensure that compliance with Regulation O is maintained on an ongoing basis. We believe that these policies provide appropriate levels of control and monitoring of the types of related party transactions that are likely to arise in the nature of our business and the associated risks.

Related-Party Transactions

Applicable SEC regulations require Metro to disclose transactions with certain related parties where the amount involved exceeds $120,000 and in which the related party has a direct or indirect material interest. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Metro is not deemed to have a material interest in the transaction where the interest arises only from such person's position as a director of another entity and/or arises only from the ownership by such person (and such person's immediate family members) in the other entity if that ownership is under 10%, excluding partnerships. Transactions in which a related person does not have a direct or indirect material interest are not required to be disclosed.

Customer Relationships. During 2011, the Bank had, and expects to have in the future, loan and deposit account banking transactions in the ordinary course of business with directors, officers, and principal shareholders (and their associates) of Metro. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, (including interest rates, collateral on the loans, and repayment terms), as those prevailing at the same time for comparable transactions with persons not related to or employed by Metro. Management believes that these loans present no more than the normal risk of collectability or other unfavorable features. Also, these loans and extensions of credit are governed by Regulation O. We discuss our process for managing transactions governed by Regulation O above. The loans to these persons and related companies amounted to approximately $11.4 million, or less than 1%, of total loans outstanding as of December 31, 2011.

Business Relationships. In the ordinary course of business, we may enter into transactions with, or receive services from, entities affiliated with our directors or their immediate family members including the following:

Howell C. Mette, a director and 1.06% beneficial shareholder of Metro, is a shareholder (owning less than a 5% equity interest) in the law firm of Mette, Evans & Woodside, which Metro retained during 2011, and has retained for 2012.

Gary L. Nalbandian, Chairman, President and CEO of Metro and the Bank, and a 3.68% beneficial shareholder of Metro, is the Vice President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co. (“NAI/CIR”). The Bank has utilized NAI/CIR to identify sites for its store expansions and to assist it in the sale of certain real estate assets acquired through the foreclosure of problem loans. In connection with these transactions, NAI/CIR received commissions from independent third parties related to real estate transactions conducted on behalf of the Bank. Mr. Nalbandian received no direct financial benefit from such commissions. The Bank leases 4,744 square feet in a local business center from NN&S Associates, of which Gary L. Nalbandian, Chairman/President and CEO is a partner. The Bank houses certain operational functions in this leased space. The Board has determined that this related party transaction is beneficial to Metro given the close proximity of the leased space to Metro's headquarters building and the favorable lease terms and rental amount.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met with management on March 9, 2012 to review and discuss Metro's 2011 audited financial statements. The Audit Committee also met with ParenteBeard LLC, Metro's independent registered public accounting firm and discussed the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and also discussed with ParenteBeard LLC its independence. Based on the review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Metro's Annual Report on Form 10-K for the year ended December 31, 2011.

By: John J. Cardello, Chairman
Douglas S. Gelder
Samir J. Srouji

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

The following table lists the total compensation paid to Metro's independent directors in 2011.

	Fees Earned
	or	Option	All Other
Name	Paid In Cash	Awards[1]	Compensation	Total

James R. Adair	$51,625	$32,200	n/a	$83,825

John J. Cardello, CPA	70,625	32,200	n/a	102,825

Douglas S. Gelder	91,000	32,200	n/a	123,200

Alan R. Hassman	42,000	32,200	n/a	74,200

Howell C. Mette	36,000	32,200	n/a	68,200

Michael A. Serluco	40,000	32,200	n/a	72,200

Samir J. Srouji, M.D.	49,000	32,200	n/a	81,200

[1]
This column shows the aggregate grant date fair value, under FASB ASC Topic 718, of 5,000 non-qualified stock options granted to each independent director in 2011. This is the amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule of four years. Except in the event of retirement of a director or a change in control of Metro, these options will vest at a rate of 25% per year, beginning one year after the date of grant. These options were valued at $6.44 per share using a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion on the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2011.

As of December 31, 2011, the aggregate number of unexercised options held by each independent director is set forth in the table below.

	Number of Options
Name	Vested	Unvested

James R. Adair	29,129	12,369

John J. Cardello, CPA	21,947	12,369

Douglas S. Gelder	29,129	12,369

Alan R. Hassman	29,129	12,369

Howell C. Mette	29,129	12,369

Michael A. Serluco	18,356	12,369

Samir J. Srouji, M.D.	29,129	12,369

Director's Fees

Each of Metro's directors, excluding Mr. Nalbandian, received an annual retainer fee of $35,000. For 2011, each director who was an active member of the Audit Committee, Executive Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Real Estate Committee received $1,000 for each committee meeting attended. Each director who was an active member of the Compliance Committee received $1,250 for each committee meeting attended except for Douglas S. Gelder, the Committee Chairman, who received $2,500 for each committee meeting attended. The members of the Audit Committee received an annual fee of $3,000 for their membership on this committee. The Chairman of the Audit Committee received an annual fee of $15,000 for his leadership of this committee and the Chairmen of each of the other Board committees listed in this paragraph received an annual fee of $3,000 for leadership of their respective committees except for the Chairman of the Compliance Committee who received an annual fee of $6,000 for his leadership of this committee. Beginning January 1, 2012, Douglas S. Gelder receives an annual fee of $15,000 to serve as the Independent Lead Director. As an employee director, Mr. Nalbandian received no fees for his service as a member of the Board of Directors or for attendance at any committee meetings.

Effective April 1, 2012, the Compensation Committee reduced all Board of Directors fees by 10%. This reduction applies to fees for all retainers, committee chair fees and individual committee meeting fees.

Stock Option Plans for Non-Employee Directors

In 2001, Metro adopted the 2001 Directors Stock Option Plan for non-employee directors (the "2001 Plan") which provides for the purchase of a total of not more than 343,100 shares of Metro's common stock (as adjusted for all stock splits and dividends) by members of the Board of Directors of Metro and other persons who provide services to Metro but who are not employees. The 2001 Plan expired on December 31, 2010 and no further options may be granted under the 2001 Plan. As of March 23, 2012, options to purchase 219,576 shares of Metro's common stock (as adjusted for all stock splits and stock dividends through the record date) were outstanding under the 2001 Plan.

In 2010, Metro adopted the 2011 Directors Stock Option Plan for non-employee directors (the “2011 Plan”), which provides for the purchase of a total of not more than 200,000 shares of Metro's common stock by members of the Board of Directors and other persons who provide services to Metro but are not employees. Options may be granted under the 2011 Plan through December 31, 2020. Under the 2011 Plan, members of the Board of Directors and others who are not also employees of Metro are entitled to receive options to purchase Metro's common stock. Options granted pursuant to the 2011 Plan, may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (1) one year after the date of their grant ratably over four years; (2) retirement from the Board; or (3) a "change in control" of Metro as such term is defined in the 2011 Plan. As of March 23, 2012, options to purchase 35,000 shares of Metro's common stock were outstanding under the 2011 Plan and 165,000 shares of Metro's common stock were available for issuance of options under the 2011 Plan.

The non-employee director stock option plans are administered by our Board, including non-employee directors. Options granted under the non-employee director plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option exercise prices equal 100% of the fair market value of Metro's common stock on the date of option grant. The Board has the discretion to grant options under the 2011 Plan to non-employee directors or to other persons who are not employees of Metro and determine the number of shares subject to each option, the rate of option exercisability, and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 2011 Plan expire ten years after the date they are granted. Options are not transferable other than by will or laws of descent and distribution. A director can exercise options (1) while serving as a director of Metro; (2) following retirement from the Board; or (3) within three months after he has ceased to serve as a director (unless the director is removed from office, in such event, all of the director's outstanding options shall be forfeited). If a director dies within the option period, the director's estate may exercise the option within three months of his or her death (but not later than the end of the option's original term). The number of shares subject to option and the option price will be appropriately adjusted if the number of issued shares is decreased or increased by changes in par value, a combination, stock dividend or the like.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are Alan R. Hassman (Chairman), Douglas S. Gelder and Michael A. Serluco.  No person who served as a member of the Compensation Committee during 2011 was a current or former employee of Metro or any of our subsidiaries or, engaged in certain transactions with Metro required to be disclosed by regulations of the SEC. Additionally, there was no Compensation Committee “interlocks” during 2011, which generally means that no executive officer of Metro served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Metro.

Compensation Policies and Practices and Risks to Metro

Executive management of Metro has concluded that Metro does not compensate and incentivize its executives or other employees in such a way that creates risks that are reasonably likely to have a material adverse effect on Metro. To reach this conclusion, the management reviewed and considered that the major risks affecting Metro, including changes in interest rates, failure of borrowers to repay their loans, inadequate provisions for loan losses, and other than temporary impairment charges on our investment securities are more directly related to the economy than to acts of individual employees. In its review of the possible risks inherent in Metro's compensation program, management considered that:

•	Metro is not comprised of several business units (it has one major subsidiary, the Bank) where one unit is significantly more profitable than the other.

•
Except for residential loan originators, the structure of the compensation program is uniform for Metro. Residential loan originators do not receive a base salary and are instead paid commissions based on loans closed and sold in the secondary market; however, the lenders do not set the lending standards. Residential loans must conform to Metro and secondary market underwriting standards and the lenders have no influence on the credit approval process.

•
In an effort to align the interests of our executive officers and other employees with the long term interests of our shareholders, Metro focuses its compensation program on long-term compensation in the form of stock options which vest over a period of years.

•
Historically, the Compensation Committee has not established individual target performance levels for Metro's named executive officers. The Committee has used a broad and general approach to setting compensation which involved an assessment of the performance of Metro and the individual in the previous year, with a consideration of the economic and regulatory environment during the year and the employees' response, both individually and as a group to such environment. In its discretion, the Committee determines the weight to be assigned to Metro and individual performance.

•
While both Metro and individual performance are considered when awarding compensation, as a general matter, the Compensation Committee has rewarded group effort over individual performance. Historically, when Metro has performed well, the employees, as a group, rather than individually, have been rewarded with higher compensation; when Metro has not performed well, the Compensation Committee has withheld (or minimized) salary increases and annual bonuses and has made smaller stock option awards.

With the focus on long-term, rather than short-term compensation and the rewarding of group effort over individual performance, Metro believes there is less of an incentive for our employees to take excessive risks which would adversely affect Metro.

EXECUTIVE OFFICERS

The following table shows the name, age, position, and business experience for the past five years of each of Metro's executive officers as of March 23, 2012 determined in accordance with the rules and regulations of the SEC.

		Positions with Metro and/or its Subsidiaries
Name	Age	Principal Occupation

Gary L. Nalbandian	69	Chairman, President and CEO of Metro and the Bank.

Mark A. Zody, CPA	48	Executive Vice President and Chief Financial Officer of Metro and the Bank.

Percival B. Moser, III	65
Executive Vice President and Chief Operating Officer of Metro and the Bank. Prior to joining Metro in May 2011, Mr. Moser was the Executive Vice President and Chief Credit Policy Officer of TD Bank and at one of TD Bank's predecessors, Commerce Bancorp, Inc. and Commerce Bank, N.A.

James R. Ridd	50	Senior Vice President and Chief Credit Officer of Metro and the Bank.

Adam L. Metz	40	Senior Vice President and Chief Lending Officer of Metro and the Bank since July 2011. Prior to that Mr. Metz served as Senior Vice President and Area Manager for Metro's Harrisburg Market.

Lori A. Calhoun	44
Senior Vice President and Chief Risk Officer of Metro and the Bank. Prior to joining Metro in May 2011, Ms. Calhoun was employed by PNC Financial Services Group, Inc. and served as Senior Vice President and Senior Risk Officer from 2008 to 2010 and as Vice President and Director of Corporate Initiatives and Special Projects from 2002 to 2008.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Overview

The following discussion provides an overview and analysis of the Metro Compensation Committee's philosophy and objectives in designing compensation programs as well as the compensation determinations for our named executive officers. In 2011, our named executive officers were Gary L. Nalbandian, Chairman, President and Chief Executive Officer; Mark A. Zody, Chief Financial Officer; Percival B. Moser, III, Chief Operating Officer; James R. Ridd, Chief Credit Officer; and Adam L. Metz, Chief Lending Officer. For the most part, the principles that we discuss with respect to the named executive officers as a group apply equally to any other executive officer. In our discussion and analysis of the compensation of the named executive officers we address the following topics:

•	our compensation philosophy and objectives;

•	the components of and why we pay each component of our executive compensation program;

•	how each component and the Board's decision regarding each component fit into our overall compensation objectives and affect decisions regarding other elements of our executive compensation program;

•	how we have determined the amount for each component of executive compensation, including the roles of our Compensation Committee, our management and the compensation consultant; and

•	how we have considered the results of the most recent advisory vote on executive compensation in determining compensation policies and decisions and how that consideration has affected our executive compensation decisions and policies.

In the first quarter of 2012, Metro's Compensation Committee has begun an evaluation of Metro's executive officer compensation programs more fully to ensure that Metro's executive compensation not only remains competitive with our peer group of companies in our footprint market and asset size category, but also to ensure our executive compensation programs are structured to retain and properly incentivize our named executive officers. To assist in this analysis, the Compensation Committee has engaged Mosteller & Associates as its independent compensation consultant as discussed later in this CD&A. With Mosteller's assistance, the Compensation Committee plans to create an executive compensation program that will strengthen Metro's pay for performance philosophy and improve shareholder value in 2012 and beyond.

Compensation Objectives

The objectives of our executive compensation program are as follows:

•	attract, retain, reward and motivate executive officers to achieve Metro's business objectives;

•	align the interests of our executive officers with the long-term interests of our shareholders;

•	provide compensation packages competitive with those of similar bank holding companies and banks of similar size, structure and geography;

•	encourage stock ownership by our executive officers; and

•	provide a balanced mix of compensation components where each component of executive compensation is competitive with the external market.

Compensation Philosophy and Components of Executive Compensation

The intent of our executive compensation program is to create an environment in which Metro's compensation objectives as listed above will be achieved. The program is designed to support Metro's core values and strategic objectives and is designed to reward individual achievements, deposit and loan growth, improvement from year to year in total revenues, net income, net income per share and shareholder value, promotion of Metro's brand and customer loyalty, excellent customer service and long-term, valuable service to Metro. We believe in maintaining a competitive compensation package to attract executive talent and ensure continuity of the management team, all with the goal of increasing shareholder value over the long-term. Our compensation program is designed to provide a market competitive and balanced mix of all forms of executive compensation. For 2011, the Compensation Committee's overall goals were to retain Metro's named executive officers and to incent this group to improve Metro's stability, growth and profitability. As the Compensation Committee evaluates its executive compensation program in 2012, it intends to focus on more of a pay for performance philosophy that will enhance shareholder value as well as continue to align the compensation of our executive officers with comparable executives in our peer bank group, taking into account our geographic location, asset size and other factors.

Compensation for our named executive officers consists of the following components:

•	base salary;

•	annual bonus;

•	stock option awards;

•	restricted stock; and

•	other employee benefits.

Base Salary

Base salaries for our named executive officers are intended to be competitive in order to attract and retain executive talent and are dependent upon the executive's responsibilities, experience and performance. In determining salaries, the Compensation Committee considers each individual's position, performance and experience as well as the competitive salary data provided by our compensation consultant as discussed in detail in Role of Compensation Consultant below.

Bonus

Periodically, the Compensation Committee determines the amount of any bonuses to be awarded to the named executive officers. In determining bonuses, the Committee reviews and evaluates each executive officer's performance within the context of Metro's performance during the previous fiscal year and considers competitive salary data provided in the most recent compensation consultant's review. In assessing individual and Company performance, the Committee considers the regulatory and economic environment within which Metro has operated. Bonuses are intended to provide a direct, discretionary cash incentive to our named executive officers. If the Compensation Committee determines that bonuses for the executive officers are appropriate, it seeks input from our Chief Executive Officer with respect to the appropriateness of awarding a bonus to each of the other named executive officers. In conjunction with this input and with information and analysis provided by our compensation consultant concerning bonuses awarded at other companies, the Compensation Committee uses its business judgment in determining the current year bonus for each named executive officer.

Option Awards

The focus of Metro's compensation program has been the granting of stock options in order to align executive compensation with Metro's long-term performance and shareholder returns. The stock option program is also designed to recognize the executive's responsibilities, experience and performance. In determining stock option awards, our Compensation Committee considers the performance of each executive and of Metro during the previous year, as well as, information and analysis provided by our compensation consultant and the expected performance of the executive during the current year. Stock options granted in 2012 were reflective of each named executive officer's 2011 performance as well as the expected contribution of each executive officer to Metro's future success. Such expected contribution is developed and expressed to the respective executives through Metro's performance review process and may be revised during the year as appropriate.

Metro expenses stock option grants in accordance with FASB ASC Topic 718. When determining the amount of stock options to grant, the Compensation Committee considers the cost of the grant with its potential benefits as a compensation component. We believe that granting stock options effectively balances the objective of aligning executive compensation with Metro's long-term performance and shareholder returns.

In March 2012, upon ratification by the Board, our Compensation Committee, awarded stock options to our executive officers based on each executive officer's 2011 performance as well as the expected contribution of each executive officer to Metro's future success. The exercise price for all stock option grants is fair market value which is the closing price of Metro stock on the NASDAQ Global Select Market on the date of grant. Except for an occasional one-time grant of stock options that may be awarded to a new employee, the grant date of stock options awarded by Metro is usually the date that the Board of Directors ratifies the awards determined by the Compensation Committee at its 1st quarter meeting, which is typically held in either February or March of each year. Options granted in March 2012 were valued at $6.13 per share using a Black-Scholes option pricing model in accordance with FASB ASC Topic 718.

Restricted Stock

In 2010, Metro's shareholders approved an amendment to the 2006 Employee Stock Option Plan to add shares of restricted stock to the awards available for grant to key employees. The plan was amended and restated as the 2006 Employee Stock Option and Restricted Stock Plan. While the Compensation Committee has the discretion to grant shares of restricted stock in addition to stock options to the named executive officers under the amended and restated plan, to date, the Compensation Committee has not exercised this discretion. Because restricted stock would be granted without any payment from the grantee (however, there would be conditions placed on full transferability of such stock), the Committee is being cautious to assure that such grants of restricted stock are appropriate.

Other Employee Benefits

Metro provides the named executive officers with other employee benefits which are reflected in the Summary Compensation Table located later in this proxy statement under the heading, “All Other Compensation.” We believe these benefits are reasonable, competitive and consistent with both the external market and our overall compensation structure. The cost of these benefits is not material to each named executive officer's total compensation. These benefits are reviewed periodically and may change over time. Benefits include: life insurance premiums, long-term disability insurance premiums, long-term care insurance premiums, 401(k) matching contributions, personal use of a company car or automobile allowance and country club dues. We believe that such benefits are comparable to benefits offered to executive officers by other employers and a necessary component of Metro's compensation in order to attract and retain executive officers.

Metro offers a comprehensive benefits package for health, dental and vision insurance coverage to all full-time employees, including the named executive officers, their spouses and dependent children. Metro pays a portion of the premiums for the coverage selected and the amount paid varies with each health, dental and vision plan. Except for the Chief Executive Officer, Metro does not provide post retirement health, dental or vision benefits to its named executive officers or to any other employee. Pursuant to Mr. Nalbandian's employment agreement, he is to receive medical insurance coverage for himself and his dependents, if any, during his lifetime.

Metro offers a employee stock purchase plan to all of our employees in an effort to advance the interests of Metro and our shareholders by encouraging our employees to acquire a stake in the future of Metro through the purchase of shares of our common stock, thereby aligning the interests of the employees with those of our shareholders. Our named executive officers are eligible to participate in this plan on the same terms as all other employees.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of our shareholders for our executive officers and directors to own Metro's common stock. “Stock ownership” includes stock owned directly as well as stock option and restricted stock grants. While the Compensation Committee has not established stock ownership guidelines or requirements, we encourage all executive officers and directors to own stock. Metro does not have a policy regarding hedging.

How Each Component and the Board's Decision Regarding Each Component Fit into Our Compensation Objectives and Affect Decisions Regarding Other Components

Each component of our compensation program is designed to provide a competitive compensation package that will attract, retain, reward and motivate our executive officers to achieve Metro's business objectives. Due to the importance the Board places on its objective of aligning the interests of our executive officers with the long-term interests of our shareholders, our compensation program places greater focus on granting stock options. Because the value of the stock options is dependent upon increases in Metro's stock price after the date that the options are granted, the Board believes the stock option program effectively aligns these interests. The stock option program also furthers the objective of encouraging stock ownership by our executive officers. As discounted stock options, reload stock options or re-pricing of stock options would be counter to our objective of aligning the interests of executive officers with the long-terms interests of our shareholders, our stock option plan does not permit such grants. In furtherance of our philosophy of ensuring continuity of management and to encourage a long-term perspective, stock options are not exercisable until one year after the date of grant and then are exercisable ratably over four years. Stock options expire no later than ten years from the date of grant. Because of the focus on granting stock options, the salary and bonus component of our compensation package may be lower than that of our competitors.

How We Have Determined the Amount of Compensation

Role of the Compensation Committee

The Compensation Committee of Metro is currently comprised solely of three independent directors (as determined under the NASDAQ listing standards), all of whom are appointed annually by Metro's Board of Directors.

A central role of the Compensation Committee is to assist our Board in carrying out the Board's responsibilities relating to the compensation of Metro's executive officers and directors. Subject to ratification by the full Board of Directors, the Compensation Committee has overall responsibility for oversight, evaluation, assessment and approval of (1) executive officer compensation plans and programs, (2) all compensation programs involving the issuance of stock-based compensation and (3) director compensation plans and programs. The Compensation Committee typically reviews and determines executive compensation in the first quarter of each year. However, due to circumstances that arise during the year, the Compensation Committee may recommend a compensation adjustment at other times during the year.

At its first quarter meeting, when it sets the named executive officer's compensation for the year, the Compensation Committee reviews the performance of Metro and each of the named executive officers during the previous year. Factors in compensation decisions for executive officers include, but are not limited to:

•	financial measurements of Metro's performance such as asset, deposit and loan growth, total revenues, net income, net income per share, asset quality and shareholder returns;

•	evaluation of the performance of each executive in the following areas:
- promotion of the Metro brand;
- execution of the Metro model;
- enforcement of Metro culture; and
- achievement of operational and/or industry excellence by improving the customer experience;

•	competitive data from compensation consultants; and

•	the report of the compensation consultant.

The Committee does not establish individual target performance levels for Metro's named executive officers. The Committee has a broader and more general approach to setting compensation involving an assessment of the previous year, with a consideration of the economic and regulatory environment during the year and the executives' response, both individually and as a member of the group to such environment. The Committee also considers the expected work load and challenges facing the executives, in the current year.

The Compensation Committee increased the 2011 base salaries of Messrs. Nalbandian, Zody and Ridd and awarded them bonuses for fiscal year 2010 due to a combination of individual performance as well as Metro's performance in 2010. Despite the challenges in 2010 of terminating a merger agreement, a continued weak economy, a difficult credit environment and increased regulation, with the commitment of its executives and other employees, Metro experienced growth in total deposits, stabilization of asset quality, a 9% increase in total revenues and recorded net income on a normalized basis. For fiscal year 2010, the Bank ranked third for number of loans originated and fourth in total dollars of loan production in the U.S. Small Business Administration's Philadelphia District, which comprises 40 counties in the eastern half of Pennsylvania. The Bank increased the number of households it serves by 5%, reached total assets of $2.23 billion and total deposits in excess of $1.83 billion. Also strongly considered by the Compensation Committee was the fact that the named executive officers did not receive base salary increases in 2010, nor did they receive a bonus in 2010 for their performance in 2009, despite their heavy workload involving converting all bank systems to another service provider as well as totally rebranding the entire Company and all of its products in 2009.

Our Compensation Committee generally does not follow compensation formulas or react to short-term changes in Metro's performance in determining the amount and mix of compensation components. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe that information regarding pay practices at other banks and bank holding companies is useful, in that we recognize that our compensation practices must be competitive in the marketplace. However, this marketplace information is only one of the factors that we consider in assessing the level and the components of executive officer compensation. See the discussion below regarding the role of the compensation consultant in determining executive compensation.

Role of Management in Determining or Recommending Compensation

Compensation Committee Chairman Alan Hassman works with CEO Nalbandian and CFO Zody in establishing Compensation Committee meeting agendas. The Committee typically meets with the CEO and certain other named executive officers in its general discussions of our compensation policies and programs. However, the Committee meets in executive session without any members of management present to determine specific compensation packages for the named executive officers. The CEO provides the Committee with performance evaluations and makes recommendations concerning the amount and composition of compensation to be awarded to each of our named executive officers, excluding himself. In addition, the Committee has many opportunities throughout the year to observe firsthand the performance of the named executive officers during monthly Board of Directors meetings as well as portions of certain Board Committee meetings when the executives present to the Board the operational and financial performance and associated risks in each executive's area of responsibility. The Compensation Committee reviews and considers the CEO's recommendations and then makes a final determination, subject to ratification by the full Board. The CEO does not recommend his own salary and is not present during the Compensation Committee's or Board's discussion regarding his compensation.

Role of Compensation Consultant in Determining Executive Compensation

The Compensation Committee periodically retains the services of an independent compensation consultant, to evaluate Metro's executive compensation. In 2011, the Compensation Committee retained Mosteller & Associates (“Mosteller”) headquartered in Reading, PA and directed the compensation consultant to review and compare base salary, bonus, stock option awards, and all other forms of compensation (if any) for Metro's executive officers to that of several banks and bank holding companies similar in size to Metro. The compensation consultant did not provide any non-compensation committee compensation services during 2010 or 2011.

In its review and comparison, Mosteller used published salary surveys, market analyses and proxy statement compensation data of the following Mid-Atlantic banks and bank holding companies:

Abington Bancorp, Inc. (PA)	Orrstown Financial Services, Inc. (PA)
ACNB Corporation (PA)	Parkvale Financial Corporation (PA)
Beneficial Mutual Bancorp, Inc. (PA)	Peoples Bancorp, Inc. (OH)
Bryn Mawr Bank Corporation (PA)	S&T Bancorp, Inc. (PA)
City Holding Corporation (WV)	Sandy Spring Bancorp, Inc. (MD)
Eagle Bancorp, Inc. (MD)	Summit Financial Group, Inc. (WV)
ESB Financial Corporation (PA)	Tower Bancorp, Inc. (PA)
First Defiance Financial Corporation (OH)	Univest Corporation of PA (PA)
First United Corporation (MD)	VIST Financial Corporation (PA)
OceanFirst Financial Corporation (NJ)	WSFS Financial Corporation (DE)

Mosteller reported to the Committee that the 2011 base salaries of Metro's CEO, CFO and Chief Credit Officer were above the median or 50th percentile of the competitive market, but below the 75th percentile. The base salary of the Chief Lending Officer was at the median or 50th percentile and the base salary of the Chief Operating Officer was below the 50th percentile. With respect to bonuses, each of Metro's named executive officers who were named executive officers in 2010, received a bonus in 2011 for 2010 performance. Mosteller reported that historically, the bonus levels awarded by Metro to its executive officers as a percent of base salary were considerably less than the market levels for all of Metro's named executive officers. Stock option grants, however, were found by the consultant to exceed those offered by competitive banks (although not sufficiently high to make up for the competitive gap in total direct compensation). Total cash compensation (base salary plus bonus) for the CEO, the CFO and Chief Lending Officer were between the 25th and 50th percentiles of the competitive market. Total cash compensation for the Chief Operating

Officer was below the 50th percentile and was between the 50th and the 75th percentiles for the Chief Credit Officer. The Compensation Committee did not seek and the compensation consultant did not provide specific compensation recommendations for the executive officers. The Compensation Committee reviewed the information provided by the consultant and determined that Metro's executive compensation program is consistent with Metro's practice and philosophy of focusing on stock option grants while maintaining competitive, short-term cash compensation. The Compensation Committee determined that the salary, bonus and stock option awards (considered to be total direct compensation by the compensation consultant) for each named executive officer in 2011 fell within a reasonable range of compensation paid to executive officers of comparable companies and was consistent with the Compensation Committee's desire to target compensation for Metro's named executive officers to approximately the 75th percentile.

Material Differences in Named Executive Officers Compensation

Chief Executive Officer Compensation

Mr. Nalbandian's base salary was increased in April 2011 from $495,000 to $595,000. This was his first increase in base salary since October 2008. In addition to considering Mr. Nalbandian's individual performance in 2010, the Compensation Committee considered that Mr. Nalbandian's base salary in 2010 was between the 50th and 75th percentiles of the competitive market (as reported by the Pierson Group, the independent compensation consultant that the Compensation Committee retained at that time). The Compensation Committee and the Board value Mr. Nalbandian and wanted to bring his base salary closer to that of his peers.

In determining salary and bonus for Mr. Nalbandian, the Compensation Committee evaluated his individual performance, within the context of Metro's performance. Mr. Nalbandian received a bonus in March 2011 for 2010 performance.

Mr. Nalbandian was awarded stock options in February 2011 based upon his 2010 individual performance as described above, as well as his expected contribution to Metro's future success. He was awarded stock options in February 2012 based upon his 2011 performance and the 2011 performance of Metro, as well as Mr. Nalbandian's expected contribution to Metro's future success.

The Compensation Committee believes that the 2011 compensation for Mr. Nalbandian was consistent with Metro's compensation philosophy and objectives.

In March 2012, after consideration of Metro's overall performance, industry results, national and local economic trends, and as an expansion of support to Metro's continuing strategic initiatives, Mr. Nalbandian approached the Compensation Committee and requested that his salary be decreased by ten percent (10%) to $535,000. In 2011, Metro experienced strong growth as well as improvement in profitability in 2011 as compared to 2010. Core deposits grew by $258.1 million, or 15%, and total performing loan balances increased by $74.8 million, or 6%, for the year. Total assets grew by 8% and total shareholders' equity increased by $14.7 million, or 7%, over year end 2010. Total revenues for 2011 increased by $4.2 million, or 4%, over 2010 while total noninterest expenses decreased by $3.1 million, from 2010 levels. As a result, net income improved from a net loss of $4.3 million in 2010 to net income of $289,000 for 2011. Asset quality improved dramatically in 2011 as nonperforming assets decreased by $17.7 million, or 30% from $59.6 million to $41.9 million. The 2011 year culminated with fourth quarter net income of $2.5 million, up $1.0 million, or 70%, over $1.5 million recorded for the fourth quarter of 2010. Although Metro's financial results and performance continued to improve in 2011, Mr. Nalbandian requested the decrease in his base salary as a means to increase profitability and to incentivize all Bank employees to focus on bringing Metro back to the stellar profitability and financial performance it experienced prior to America's financial crisis. The Compensation Committee granted Mr. Nalbandian's request which illustrates his demonstrated commitment to Metro, its employees, and its shareholders and his leadership ability.

In 2009 when providing Mr. Nalbandian with an employment agreement pursuant to which he would receive three times his compensation and other benefits in the event of his termination, the Board considered Mr. Nalbandian's long service to Metro, that in the past, the base salary and bonus provided to him were below the median provided to chief executive officers of peer companies and that Metro's bonus levels were considerably below market levels. The Board also considered that Metro does not have certain long-term compensation arrangements, such as a supplemental retirement plan or a defined benefit plan, both of which many of Metro's competitors have. Because of the amount of the compensation that would be awarded due to Mr. Nalbandian's termination, the Board provided a “double trigger” in the event of a change in control. This means that in the event of a change in control, in order for Mr. Nalbandian to receive the termination benefits, he must be terminated without cause or have “good reason” for terminating his employment. See the discussion of Mr. Nalbandian's employment agreement under “Benefits under Employment Agreements” beginning on page 33 of this proxy statement.

Other Executive Officer Compensation

The Compensation Committee believes salaries are dependent upon the responsibilities, experience and performance of each named executive officer.

The other named executive officers, including Messrs. Zody and Ridd, received increases in their base salary in April 2011 based upon their individual performances in 2010. Also considered by the Compensation Committee in granting these increases in base salary, was the fact that Messrs. Zody and Ridd did not receive a increase in base salary in 2010 for their performance in 2009. The base salary of the CFO for 2010 was at the median, or 50th percentile, and the base salary of the Chief Credit Officer for 2010 was between the 50th and 75th percentiles of the competitive market.

The other named executive officers, including Messrs. Zody and Ridd, received a bonus in 2011 for their individual achievements in 2010. Also considered by the Compensation Committee was the fact that Messrs. Zody and Ridd did not receive a bonus in 2010 for their 2009 performance. The bonus paid to Mr. Zody in 2011 for 2010 performance was at the 25th percentile of the competitive market. The bonus paid to Mr. Ridd in 2011 for 2010 performance was below the 25th percentile of the competitive market.

Total cash compensation (base salary plus bonus) for Mr. Zody in 2011 was at the 50th percentile and between the 50th and 75th percentiles for Mr. Ridd.

Mr. Moser joined Metro in May 2011 and was provided a competitive base salary commensurate with his experience and the position of Chief Operating Officer of Metro and the Bank.

Mr. Metz was promoted to Chief Lending Officer in July 2011 and was provided a competitive base salary commensurate with his experience and the position of the Chief Lending Officer of Metro and the Bank.

Executive officers were awarded stock options in 2011 reflective of the individual performance of each executive in 2010 as well as the expected contribution of each executive to Metro's future success. The stock options awarded to Mr. Moser in June 2011 were materially consistent with the terms of the employee option plan and were based on representations made to him at the beginning of his employment with Metro and the Bank. The Compensation Committee believes that the 2011 compensation for these executives was consistent with our overall compensation philosophy and objectives.

In March 2012, the Compensation Committee determined that none of the named executive officers would receive a base salary increase for 2012 or a bonus for their performance in 2011 due to Metro's profitability level in 2011 compared to its peer group. The named executive officers were awarded stock options in March 2012 based upon the individual performance of each executive in 2011 as well as the expected contribution of each executive to Metro's future success.

Effect of Shareholder Advisory Vote on Executive Compensation
Of the 9,008,667 shares that voted (this number excludes the 3,238 shares that abstained from voting and the 2,758,139 broker non-votes) on the advisory vote on executive compensation at the 2011 Annual Meeting, approximately 71% of the shares approved of Metro's executive compensation policies and decisions. We view this vote as an affirmation of Metro's compensation to its executive officers. Our Compensation Committee and entire Board of Directors intend to continue their careful review of our compensation programs and policies to assure that our compensation remains consistent with our philosophy and objectives as stated above and reflective of our financial performance.
Impact Of Tax And Accounting Treatments
Our compensation decisions were not impacted by accounting treatments. Our stock option plans and SmartBuy Stock Purchase Program were designed to be tax qualified plans under the Internal Revenue Code of 1986, as amended and receive favorable tax treatment thereunder. No other compensation decisions were impacted by tax treatments.

Triggering Events in Contracts

The triggering events in the named executive officers' employment agreements are intended to align the interests of executives with those of Metro's shareholders. The agreements specifically delineate the scenarios under which the executive will receive payments and benefits in the event of a termination of employment and are more further detailed under Potential Payments Upon a Termination or Change in Control below. It is not uncommon in the banking industry for executives to be terminated after less than stellar performance and/or after mergers. As such, providing executives with employment agreements that provide payments and benefits after a termination without cause and after a change in control has become a course of conduct in the industry to provide economic stability to executives in the field. The Compensation Committee believes that the level of payments and benefits provided in the agreements correspond with the executive's position and what is customary in our industry.

Metro currently does not have a clawback policy as it does not provide incentive compensation based solely upon the achievement of financial targets.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board of Directors that this section be included in the Annual Report on Form 10-K for the year ended December 31, 2011 and in this Proxy Statement.

COMPENSATION COMMITTEE
By:  Alan R. Hassman, Chairman
Douglas S. Gelder
Michael A. Serluco

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2011
The table on the following page is a summary of certain information concerning the 2009, 2010 and 2011 compensation awarded or paid to, or earned by Metro's Chief Executive Officer, Chief Financial Officer and each of Metro's other three most highly compensated executive officers during 2011, collectively referred to as the “named executive officers”.

Name and		Salary	Bonus	Option Awards	All Other Compensation	Total
Principal Position	Year	($)	($)	($)[1]	($)[2]	($)

Gary L. Nalbandian	2011	$568,077	$—	$322,000	$14,607	$904,684
Chairman, President and	2010	495,000	60,000	205,760	12,803	773,563
Chief Executive Officer	2009	495,000	—	192,888	12,263	700,151
of Metro and the Bank

Mark A. Zody	2011	$279,769	$—	$193,200	$22,512	$495,481
Chief Financial Officer	2010	252,000	40,000	90,020	21,945	403,965
of Metro and the Bank	2009	249,692	—	72,333	20,250	342,275

Percival B. Moser, III[3]	2011	$149,135	$—	$20,510	$7,264	$176,909
Chief Operating Officer
of Metro and the Bank

James R. Ridd	2011	$188,384	$—	$32,200	$22,364	$242,948
Chief Credit Officer	2010	183,996	6,000	16,075	17,946	224,017
of Metro and the Bank	2009	183,228	—	21,105	18,703	223,036

Adam L. Metz[4]	2011	$183,847	$—	$9,660	$25,740	$219,247
Chief Lending Officer
of Metro and the Bank

[1]
This column shows for each of the years shown, the aggregate grant date fair value of the stock options granted to each of the named executive officers in accordance with FASB ASC Topic 718. The aggregate grant date fair value is the total amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule. These options will vest at a rate of 25% per year, beginning one year after the date of grant. Options granted in 2011 were valued at $6.44 with the exception of Mr. Moser, whose options were valued at $5.86 because his options were granted at a later date. Metro used a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2011.

[2]
Includes for fiscal year 2011 (a) contributions by the Bank to the executive officer's 401(k) Retirement Savings Account in the amounts of $5,941 for Mr. Nalbandian, $7,436 for Mr. Zody, $7,726 for Mr. Ridd, and $7,363 for Mr. Metz; and (b) Long Term Care insurance premiums in the amounts of $1,951 for Mr. Nalbandian, $842 for Mr. Zody, $1,226 for Mr. Moser, $864 for Mr. Ridd, and $670 for Mr. Metz. Amounts in this column also include the personal use of a Bank provided automobile for Messrs. Nalbandian and Zody; car allowance paid to Messrs. Moser, Ridd, and Metz; amounts paid for country club dues for Messrs. Ridd and Metz; and amounts paid for life insurance premiums and long-term disability premiums for Mr. Zody.

[3]	Mr. Moser joined Metro in May 2011. The figures represent his compensation from that date through the end of 2011.

[4]
Mr. Metz was named Chief Lending Officer in July 2011. The figures presented above represent his full compensation for the year 2011. Mr. Metz was not determined to be a named Executive Officer prior to 2011.

Employee Stock Option Plan

In 1996, Metro's shareholders approved the 1996 Employee Stock Option Plan (the “1996 Plan”) which provided for 1,254,738 shares of common stock (adjusted for all stock dividends and stock splits) for issuance under the 1996 Plan to officers and key employees of Metro and the Bank. Pursuant to the 1996 Plan, stock options were granted which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as incentive stock options as well as stock options that do not qualify as incentive stock options. The 1996 Plan expired on December 31, 2005 and no further options may be granted under the 1996 Plan. As of March 23, 2012, options to purchase 187,064 shares of Metro's common stock (as adjusted for all stock dividends and stock splits) were outstanding under the 1996 Plan.

In 2005, the Board of Directors adopted and Metro's shareholders approved the adoption of the 2006 Employee Stock Option Plan (the “2006 Plan”) for the officers and employees of Metro and the Bank. The 2006 Plan commenced January 1, 2006 and replaced the 1996 Plan. We initially reserved 500,000 shares of common stock and in 2008, the shareholders authorized an additional 500,000 shares for issuance under the 2006 Plan. In 2010, the shareholders approved an amendment and restatement of the 2006 Plan to add restricted stock to the securities that may be awarded under the plan. The 2006 Plan will expire December 31, 2015. The purpose of the 2006 Plan is to provide additional incentive to officers and employees of Metro and the Bank by encouraging them to invest in Metro's common stock and thereby acquire a proprietary interest in Metro and an increased personal interest in Metro's continued success and progress. As of March 23, 2012, no shares of restricted stock had been granted and options to purchase 685,010 shares of Metro's common stock were outstanding under the 2006 Plan.

The 1996 Plan and the 2006 Plan are collectively referred to as the “Employee Plans”.

The Employee Plans are administered by the Compensation Committee, which is appointed by the Board of Directors and consists only of independent directors who are not eligible to receive awards under the Employee Plans. The Compensation Committee determines, among other things, which officers and employees receive options or restricted stock, the type of options (qualified stock options, non-qualified stock options, or a combination of the two types) to be granted, the number of shares of restricted stock to be granted or subject to each option grant, the conditions to be placed on the shares of restricted stock which must be met before such shares are fully transferable, the rate of option exercisability and, subject to certain other provisions discussed below, the exercise price per option and duration of the options. Qualified stock options first exercisable by an employee in any one year under the Employee Plans may not exceed $100,000 in value (determined at the time of grant).

In the event of any change in the capitalization of Metro, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. The option exercise price for options issued must be at least equal to 100% of the fair market value of Metro's common stock as of the date the option is granted.

Options granted pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable evenly over four years from the date of grant. The Employee Plans provide that the Board or the Compensation Committee may establish different or additional terms regarding the exercise of any option.

Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options are not transferable, except by will or the laws of descent and distribution in the event of death.

Under the Employee Plans, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated, other than by reason of retirement, death or disability. The option terminates three years from the date of termination due to retirement or death and one year from the date of termination due to disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability.

During 2011, Metro granted stock options to purchase an aggregate of 207,300 shares of Metro's common stock at an average exercise price of $12.01 per share under the Metro 2006 Employee Stock Option Plan. During 2011, there were no options exercised under the Employee Plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

The following table shows the stock options granted to the named executive officers in 2011.

Name	Grant Date	Number of Securities Underlying Options[1]	Exercise or Base Price of Option Awards[2]	Grant Date Fair Value of Stock and Option Awards[3]

Gary L. Nalbandian	2/18/2011	50,000	$12.05	$322,000

Mark A. Zody	2/18/2011	30,000	12.05	193,200

Percival B. Moser, III	6/29/2011	3,500	11.11	20,510

James R. Ridd	2/18/2011	5,000	12.05	32,200

Adam L. Metz	2/18/2011	1,500	12.05	9,660

[1]
This column shows the number of stock options granted in 2011 to each named executive officer. These options are not exercisable until one year after the date of grant and then vest evenly over a four-year period; 25% of the options vested on February 18, 2012, with the exception of Mr. Moser, whose options will begin to vest on June 29, 2012. Continuation of employment is the only vesting condition.

[2]	This column shows the exercise price for the options granted in 2011 to each named executive officer. This was the closing market price on the applicable date of grant of these options.

[3]
This column shows the full grant date fair value under FASB ASC Topic 718, of the stock options granted to each of the named executive officers in 2011. The full grant date fair value is the total amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule. These options will vest at a rate of 25% per year, beginning one year after the date of grant. Options granted in 2011 were valued at $6.44 for all 2011 grant with the exception of Mr. Moser, whose options were valued at $5.86 because his options were granted at a later date. Metro used a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The table on the following page sets forth certain information as of December 31, 2011 regarding the number of vested and unvested stock option awards for each named executive officer, as adjusted for all stock splits and stock dividends through December 31, 2011. Each grant is shown separately for each named executive officer.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable[1]	Option Exercise Price[2]	Option Expiration Date

Gary L. Nalbandian	2/21/2003	31,499		$17.98	2/21/2013
	2/20/2004	30,000		25.38	2/20/2014
	2/18/2005	22,500		33.50	2/18/2015
	2/17/2006	28,000		31.25	2/17/2016
	2/16/2007	32,500		28.51	2/16/2017
	2/22/2008	24,000	8,000	27.00	2/22/2018
	2/20/2009	16,000	16,000	16.17	2/20/2019
	2/19/2010	8,000	24,000	12.28	2/19/2020
	2/18/2011		50,000	12.05	2/18/2021

Mark A. Zody	2/21/2003	8,399		$17.98	2/21/2013
	2/20/2004	8,500		25.38	2/20/2014
	2/18/2005	5,250		33.50	2/18/2015
	2/17/2006	10,000		31.25	2/17/2016
	2/16/2007	11,000		28.51	2/16/2017
	2/22/2008	8,250	2,750	27.00	2/22/2018
	2/20/2009	6,000	6,000	16.17	2/20/2019
	2/19/2010	3,500	10,500	12.28	2/19/2020
	2/18/2011		30,000	12.05	2/18/2021

Percival B. Moser, III	6/29/2011		3,500	$11.11	6/29/2021

James R. Ridd	2/21/2003	5,250		$17.98	2/21/2013
	2/20/2004	5,000		25.38	2/20/2014
	2/18/2005	3,000		33.50	2/18/2015
	2/17/2006	3,500		31.25	2/17/2016
	2/16/2007	3,500		28.51	2/16/2017
	2/22/2008	2,625	875	27.00	2/22/2018
	2/20/2009	1,750	1,750	16.17	2/20/2019
	2/19/2010	625	1,875	12.28	2/19/2020
	2/18/2011		5,000	12.05	2/18/2021

Adam L. Metz	2/20/2004	500		$25.38	2/20/2014
	2/18/2005	750		33.50	2/18/2015
	2/17/2006	1,500		31.25	2/17/2016
	2/16/2007	1,500		28.51	2/16/2017
	2/22/2008	1,500	500	27.00	2/22/2018
	2/20/2009	875	875	16.17	2/20/2019
	2/19/2010	750	2,250	12.28	2/19/2020
	2/18/2011		1,500	12.05	2/18/2021

[1]
These options vest at a rate of 25% of the total grant per year, beginning one year after the grant date. Accordingly, options granted in 2008, 2009, 2010 and 2011 will be fully vested in 2012, 2013, 2014 and 2015 respectively.

[2]	This was the closing market price (adjusted for stock splits and dividends) of Metro's common stock on the date of grant of these options.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

No named executive officer exercised any stock options in fiscal year 2011 and there no outstanding restricted stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OF CHANGE IN CONTROL

Stock Options

Except in the event of his termination of employment due to misconduct, each named executive officer would be entitled to exercise all vested unexercised stock options as shown in the Outstanding Equity Awards table upon termination of employment. In the event of termination due to misconduct, as determined in the reasonable judgment of the Board of Metro, all stock options granted shall be forfeited and rendered unexercisable. Except for Mr. Nalbandian, whose employment agreement provides for accelerated vesting in the event of his termination by Metro “without cause” or by him for “good reason,” the named executive officers would not have been entitled to exercise any options that were not vested on December 31, 2011, if for any reason (other than in connection with a change in control of Metro) their employment had been terminated on this date.

The 2006 Plan, as amended in 2010, provides for accelerated vesting of options in the event of a change in control of Metro.  Consequently, if a change in control of Metro had occurred on December 31, 2011, each of the named executive officers would have been entitled to exercise all of the unexercised stock options listed in the Outstanding Equity Awards table. As provided in the table, the lowest exercise price for these executive officers is $11.11 and the closing price of Metro's common stock on December 31, 2011 was $8.53.  Thus, it would not have been profitable for any of the named executive officers to exercise these stock options.

Benefits under Employment Agreements

Each of Messrs. Nalbandian, Zody and Ridd has an employment agreement which provides benefits in the event of his termination of employment under various circumstances. Messrs. Moser and Metz do not have employment agreements. In this discussion of employment agreements, "named executive officer(s)" refers to Messrs. Nalbandian, Zody and/or Ridd. Under any of the circumstances discussed here, each named executive officer would be entitled to receive payment of salary (based on the salary reported in the Summary Compensation Table on page 29) and any other compensation due for services rendered through the date of termination of employment. Depending on the executive's employment agreement, additional benefits may be payable in the event of the executive's termination: (1) due to disability or death; (2) by Metro “without cause;” (3) by the named executive officer for “good reason;” and (4) by the named executive officer upon a “change in control” of Metro.
The term of Mr. Nalbandian's agreement is three years and the term of each of the other named executive officers' agreement is two years. Under each agreement, the term is automatically renewed at each anniversary date (unless prior to the anniversary date either the executive or Metro gives notice that it will not renew the agreement) such that the executives at all times have a three-year (in the case of Mr. Nalbandian) or two-year employment agreement. In this discussion of benefits, we are providing amounts that would be payable for a period of three years for Mr. Nalbandian and two years for the other named executive officers who have employment agreements.

Termination Due to Disability or Death
Disability
Mr. Nalbandian would be permanently disabled under his employment agreement if he is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Each executive would be entitled to disability leave benefits under his respective agreement if he is unable to perform the duties and services of his position because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months.

Disability leave is for a period extending until the first to occur of (1) the expiration of the executive's employment agreement or (2) the executive's recovery from disability, but in no event longer than 29 months. During the period of disability leave, the executives, other than Mr. Nalbandian, are entitled to 70% of their annual base salary at the time they are placed on disability leave, paid in monthly increments. Mr. Nalbandian is entitled to 70% of his compensation at the time he is placed on disability leave. “Compensation” is defined in Mr. Nalbandian's agreement as the sum of his highest annual rate of base salary and highest cash bonus during the most recent 24 months. In the event Mr. Nalbandian becomes permanently disabled during the term of his agreement, he will be compensated for the balance of the term of his agreement at the rate of 70% of his compensation.

The following table shows the amount of disability leave and/or permanent disability payments that would be payable to Mr. Nalbandian over a three-year period and the amount of disability leave that would be payable to each of the other named executive officers over a two-year period, based on disability occurring on December 31, 2011:

Name	Disability Leave Payments
Gary L. Nalbandian	$1,375,500
Mark A. Zody	406,000
James R. Ridd	266,000

Death

Had the named executive officers' employment terminated due to death on December 31, 2011, Metro would have paid to the estate or personal representative of each of the named executives the executive's base salary as of December 31, 2011 for the balance of the week of his death. In addition, Mr. Nalbandian's personal representative or estate would have been paid an amount equal to three times the sum of his highest annual rate of base salary and highest cash bonus paid to him during the most recent 24 months, $1,965,000.
Involuntary Termination Without Cause
A termination “without cause” is defined generally under the employment agreements as termination of the employment of an executive by Metro other than termination due to its failure to renew the agreement at the anniversary date and termination other than for “cause.” If a named executive officer is terminated for “cause,” the executive would not be entitled to any additional payments or benefits.
“Cause” means that the executive:
(a) is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty;
(b) willfully violates any of the terms or provisions of his employment agreement such as willfully failing to perform his duties under the agreement or to follow the instructions of the Board after receipt of written notice of such instructions (except in the event the executive is incapacitated due to illness or disability); or

(c) engages in any conduct materially harmful to Metro's business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within 30 days subsequent to receiving written notice from the Board advising the executive of same (which conduct shall be specifically set forth in such notice).
Termination for “Good Reason”

Under the employment agreements of the named executive officers' other than Mr. Nalbandian, "good reason" means:
(a) Without the executive's consent:
(1) the nature and scope of the executive's authority, responsibilities or duties are materially reduced;
(2) the duties and responsibilities assigned to the executive are materially inconsistent with those existing on the date of his employment agreement, resulting in a diminution of authority, duties or responsibilities;
(3) the salary and fringe benefits provided the executive are materially reduced;
(4) the executive's position or title is reduced, resulting in a material reduction in the executive's authority, duties or responsibilities; or
(5) there's a material change in the geographic location at which the executive must perform services, resulting in a relocation or transfer of Metro's principal executive offices to a location more than 50 miles from the executive's principal residence on the date of the employment agreement.
(b) A material breach of the employment agreement by Metro; or
(c) A failure or refusal of any successor to Metro to assume all duties and obligations of Metro under the agreement.

If “good reason” exists for an executive to terminate his employment, he must give notice to Metro of the existence of the condition(s) constituting “good reason” within 90 days of the initial existence of the condition(s). Upon such notice, Metro has a period of 30 days during which it may remedy the condition(s). If Metro fails to remedy the condition(s) during this 30-day period, the executive must terminate his service to Metro within 90 days following the expiration of the 30-day period that Metro had within which to remedy the condition(s) constituting “good reason.” If the executive does not terminate his employment during this 90-day period, his subsequent termination will not be treated as a termination pursuant to a “good reason” and the executive shall have no right to the payments and benefits described below for a “good reason” termination.
Under Mr. Nalbandian's agreement, a “good reason” termination means (a) the occurrence of both a “change in control” of Metro (as defined below) and the occurrence within 3 years after such change in control of one of the events described above in subparagraph's (a)(1) through (5) as “good reason” for the other named executives; (b) a material breach by Metro of his employment agreement; or (c) a failure or refusal of any successor to Metro to assume all duties and obligations of Metro under the employment agreement. In the event of a “good reason” for him to terminate his employment, Mr. Nalbandian would be obligated to follow the notice procedure outlined above in order to receive additional compensation set forth in the table below under “Potential Payments”.
Termination Following a “Change in Control”
For the named executives other than Mr. Nalbandian, a “change in control” of Metro means:
(a) any person or group acquires ownership of stock of Metro that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Metro;

(b) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock possessing 30 percent or more of the total voting power of the stock of Metro;
(c) a majority of members of Metro's Board of Directors is replaced during any 24-month period by directors whose appointment or election is not approved by a majority of the members of Metro's Board before the date of the appointment or election of any of the “replacement” directors; or
(d) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from Metro that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Metro immediately before such acquisition(s).
For purposes of the above provisions, “group” is defined or determined pursuant to Treasury Regulation §1.409A-3 paragraph (i)(5)(v)(B).
Under Mr. Nalbandian's employment agreement, a “change in control” means a change in control of Metro of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act. However, such a change in control would be deemed to occur conclusively if any of the following events occurred without Mr. Nalbandian's prior written consent:
(a) Within any period of 2 consecutive years during the term of his employment agreement, there is a change in at least a majority of the members of the Board or the addition of five or more new members to the Board, unless such change or addition occurs with the affirmative vote in writing of the executive in his capacity as a director or a shareholder; or
(b) A person or group acting in concert as described in Section 13(d)(2) of the Securities Exchange Act holds or acquires beneficial ownership of a number of common shares of Metro which constitutes either:
(1) more than 50% percent of the shares which voted in the election of directors of Metro at the shareholders' meeting immediately preceding such determination; or
(2) more than 30% percent of Metro's outstanding common shares (unexercised warrants or options or unconverted nonvoting securities shall count as constituting beneficial ownership of the common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act).
Confidentiality, Non-Disparagement and Non-Compete Provisions
Each executive's employment agreement contains provisions which prohibit the executive from (1) divulging confidential information about Metro, (2) disparaging Metro or the interests of Metro; and (3) except with the express prior written consent of Metro, competing with Metro or the Bank within any geographic area in which Metro and its subsidiaries are conducting business. To “compete” means that the executive is acting in any capacity, such as an owner, partner, shareholder (but he may own less than 5% of the outstanding voting stock of a publicly traded company), consultant, agent, employee, officer or director, in the commercial banking business.

The provisions against divulging confidential information and disparagement continue indefinitely. The non-compete provisions are applicable on the commencement date of each employment agreement and for each named executive officer except Mr. Nalbandian, end on one of the following periods, depending on the reason for the termination:

(a)    If Metro fails to renew the agreement for an additional term such that the agreement would expire at the end of the then current term, on the effective date of the termination of the agreement.

(b)    If the executive voluntarily terminates his employment, one year following the effective date of termination of the agreement; or
(c)    If the agreement is terminated by Metro without cause or by the executive for “good reason” or following a change in control, six months following the effective date of termination of the agreement, except that if Metro is prohibited by its or the Bank's governmental regulatory agency from paying the executive the severance pay as provided in his employment agreement, then the non-compete provisions expire on the effective date of termination of the employment agreement.

Regardless of the reason for the termination of Mr. Nalbandian's employment, the non-compete provisions in his agreement continue for a period of 18 months following termination of his employment.

In the event of an allegation by Metro that any named executive officer has breached the confidentiality, non-disparagement or non-compete provisions of his agreement, Metro will continue to make payments under the executive's employment agreement until a court has entered a final and unappealable order that the executive has breached the agreement. Nothing in the agreements precludes a court from ordering any executive to repay any payments made to him for the period after the breach is determined to have occurred or from ordering that payments under his agreement be permanently terminated in the event of a material and willful breach.

Mr. Nalbandian Must Execute a General Release and Non-Disparagement Agreement

Receipt of severance payments or benefits by Mr. Nalbandian in the event his employment is terminated without cause or for good reason is conditioned upon Mr. Nalbandian's execution and delivery to Metro of an effective general release and non-disparagement agreement. Any such payments or benefits are to be paid within ninety days following termination of employment if Mr. Nalbandian has delivered the release and non-disparagement agreement and the statutory period during which he is entitled to revoke the general release and non-disparagement agreement has expired.

Potential Payments

Mr. Nalbandian's employment agreement provides that in the event his employment is terminated by Metro without cause or if he should terminate his employment for “good reason” (as defined in his agreement), Metro shall pay him a lump sum severance payment equal to three times the sum of his highest annual rate of base salary and the highest cash bonus paid him during the most recent 24 months. The employment agreements of the other named executive officers provide that if their employment is terminated by Metro without cause or if they terminate their employment for “good reason” or during a period of 60 days following a change in control of Metro, Metro will pay them a lump sum payment equal to two times their average annual base salary in effect during the 24 months immediately preceding such termination. Had a termination of employment occurred for any of these reasons on December 31, 2011, the named executive officers with employment agreements would have been entitled to the following lump sum payments:

Name	Lump Sum Payment [1,3]
Gary L. Nalbandian[2]	$1,965,000
Mark A. Zody	542,000
James R. Ridd	374,000

[1]
Except for Mr. Nalbandian, payment is to be made within 30 days after termination of the executive's employment unless it is necessary to postpone the commencement of any payments or benefits to prevent any accelerated or additional tax under Section 409A of the Internal Revenue Code; any such postponement would not result in any reduction of payment amounts. Mr. Nalbandian must execute a general release and non-disparagement agreement in order for payment to be made to him and such payment will be made within 90 days after termination of his employment.

[2]	Mr. Nalbandian's employment agreement provides that he is entitled to an additional payment (a “gross-up” payment) in the event it is determined pursuant to Section 280G of the Internal Revenue

Code that any payment or benefit made or provided to him would be an excess parachute payment that is not deductible by Metro for federal income tax purposes and is subject to an excise tax or if any interest or penalties are incurred by Mr. Nalbandian concerning such excise tax.  In such an event, Mr. Nalbandian would be entitled to an additional payment from Metro such that he would incur no out-of-pocket expense for excise taxes, interest or penalty.  The additional payment would be such that Mr. Nalbandian would be in the same position after all federal and state taxes that he would have been in if he did not have to pay the excise tax, interest or penalty.

[3]
Each executive will be entitled to continue to participate in Metro's medical, disability, hospitalization and life insurance programs (three years for Mr. Nalbandian and one year for the others). All of these programs are generally available to Metro's salaried employees. Should the executive accept subsequent employment during the applicable period following the date of termination, then any such benefits will be offset by coverage provided through the executive's subsequent employer. In addition, under the agreement, Metro will provide Mr. Nalbandian and his dependents, if any, with medical insurance coverage for life. If such coverage is not possible under the Metro medical plan, Metro shall reimburse him for the cost of such coverage. Based on the costs to Metro in 2011, such coverage would amount to approximately $10,000 each year.

All of the named executive officers would be entitled to exercise all of their outstanding stock options, both vested and unvested, in the event of a change in control transaction (as defined in the 2006 Plan). Under his employment agreement, Mr. Nalbandian would be entitled to exercise all of his options in the event his employment is terminated without cause or for “good reason.” However, the price of Metro's common stock on December 31, 2011 was $8.53, well below the exercise prices of the executives' outstanding options, which range from $11.11 to $33.50 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about Metro's Equity Compensation plans as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of oustanding options,warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)[1]

Equity compensation
plans approved by
security holders	1,076,067	$20.86	549,003

Equity compensation
plans not approved
by security holders	N/A	N/A	N/A

TOTAL	1,076,067	$20.86	549,003

[1]	Includes total shares available for employees through the 2006 Employee Stock Option and Restricted Stock Plan and also shares available for directors through the 2011 Directors Stock Option Plan.

PROPOSAL NO. 2

APPROVAL OF THE
AMENDMENT AND RESTATEMENT OF THE 2011 DIRECTOR STOCK OPTION PLAN

A copy of the Amended and Restated 2011 Director Stock Option Plan (the "Director Plan") is provided on pages 49 to 53 of this Proxy Statement as Appendix A.  Appendix A is incorporated by reference herein.

Proposed Amendments

Our Board of Directors desires to amend and restate the Director Plan as the 2011 Director Stock Option and Restricted Stock Plan in order to permit Metro to grant to non-employee directors, directors emeritus, advisory directors and consultants restricted stock awards in addition to stock options.

Our Board's Reasons for the Proposed Amendments

In 2010 due to the economic market and the general low stock prices over the previous few years, the Board sought additional and more predictable long-term rewards for Metro key employees and asked the shareholders to approve an amendment to add a restricted stock award component to the employee stock option plan. While the Board has not yet awarded any restricted stock to employees, the Board desires the same flexibility for the Director Plan. The Board intends to use the same caution in granting restricted stock to directors that it has exercised with respect to granting restricted stock to employees.

Since the adoption of a stock option plan for directors in 1990, stock options have been an important component of Metro's compensation to its non-employee directors and consultants. The Board views the Director Plan as a valuable tool in attracting and retaining the services of non-employee directors, directors emeritus, advisory directors, consultants and others with outstanding abilities who provide service to Metro. Over the years, a director stock option plan has made it possible for these individuals to purchase shares of Metro's common stock on terms giving them a direct and continuing interest in the future success of Metro's business. With the volatility of the stock market and extended periods of low stock prices, stock options become less attractive. At such times, the Board desires the flexibility to grant shares of restricted stock in order to further the objectives of the Director Plan.

As proposed, the holder of restricted stock would acquire all the rights of ownership of Metro stock upon lapse or satisfaction of the restrictions placed on the stock by the Compensation Committee.  He or she would be required to take no further action to own the stock.  Just as with a stock option, the non-employee director or consultant interests would be aligned with Metro's other shareholders. If the stock price would decline, the non-employee director or consultant would suffer along with the other shareholders. However, the holder of the restricted stock would receive some value upon lapse or satisfaction of the restrictions on the stock. In contrast, a period of a prolonged down market for Metro's stock could result in the holder of the stock option receiving no value for such option despite years of loyalty and dedication to Metro.

Vote Required

Our Board approved an amendment and restatement of the Director Plan on March 23, 2012 and, as required by NASDAQ Market Rules, has directed that the Plan be submitted to the shareholders for approval at the Annual Meeting.  The amended and restated Director Plan will be adopted if approved by a majority of the shares present and having voting power at the Annual Meeting.

Summary of Significant Terms of Plan as Proposed to be Amended

Following on the next page is a summary of the significant terms of the Director Plan as adopted by the Board of Directors and proposed to be approved by our shareholders.  This summary is qualified in its entirety by reference to the full text of the amended and restated Director Plan attached to this Proxy Statement as Appendix A.

Purpose
The purpose of the Director Plan is to enable Metro to continue to attract and retain the services of non-employee directors, directors emeritus, advisory directors, consultants and others with outstanding abilities who provide service to Metro by making it possible for them to purchase or acquire shares of Metro's common stock through the exercise of stock options and the receipt of awards of restricted stock on terms which will give them a direct and continuing interest in the future success of Metro's business.

Total Number of Shares Covered by the Director Plan
200,000 shares of Metro common stock were authorized and reserved for issuance when the Director Plan was adopted in 2011. As a result of options that have been awarded since approval of the Plan, 165,000 shares remain available for issuance under the Director Plan.

Administration	Our Compensation Committee or another committee designated by our Board will administer the Director Plan.

Eligible Participants
Eligible participants are non-employee directors, directors emeritus, advisory directors, consultants and others with outstanding abilities, as determined by the Board or the Compensation Committee, who provide service to Metro but are not regularly employed on a salary basis by Metro.  Currently there are seven participants in the Director Plan, all of whom are our current non-employee directors (this number could be increased by an increase in the number of non-employee directors).  We anticipate that these seven individuals will participate in the Director Plan; however, our Board will make that determination.

Exercise Price of Options	Generally, the exercise price can be no less than the fair market value on the date we grant the option.

Price of Restricted Stock	Shares may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee.

Terms of Options	Generally 10 years, but may be a shorter period.

Vesting of Options	Options granted pursuant to the Director Plan are not exercisable until one year after the grant date and vest at a rate of 25% per year over four years. See below regarding acceleration of vesting.

Restriction Period of Restricted Stock	As the Compensation Committee deems appropriate, the Committee will establish conditions under which or the time period within which restrictions on the transfer of shares shall exist.

Exercise of Options
The holder of an option can pay the exercise price of the option in cash, or at the Board's or the Compensation Committee's discretion, with Metro common stock (valued at the closing price of the common stock on the exercise date) or a combination of cash and Metro common stock.

Transferability
Options are not transferable except by will or by intestate succession. Restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of until expiration of the Restriction Period (as determined by the Compensation Committee).

Acceleration of Vesting of Options and Restricted Shares
If a Change in Control of Metro (as defined in the Director Plan) occurs, the options will become exercisable in full and the restrictions on the restricted stock awards will lapse. Both awards of stock options and restricted stock will be fully vested unless our Board exercises its discretion to amend the Director Plan to eliminate immediate vesting upon a Change in Control. Upon retirement of a Director, all Options granted to such Director that have not yet vested shall become immediately vested.

Term of Director Plan	The Director Plan will expire on December 31, 2020, unless we terminate it earlier.

Plan Benefits

At its sole discretion, our Board of Directors or the Compensation Committee may determine the number of shares that are optioned or awarded as restricted stock in any year, the individuals (see the summary above for the eligible participants) to whom awards of restricted stock or stock options are to be granted and the number of options or shares of restricted stock that are to be granted to any eligible person.  Metro does not have a policy with respect to the granting of options to director nominees or newly elected directors.  The benefits that will be received in the future under the Director Plan, therefore, are not determinable at this time.  Below is information concerning options granted to the current non-employee directors as a group under the Director Plan in 2011. No options were issued under this plan to any other eligible person during 2011.

Number of Shares Underlying Options Granted to Current Non-Employee Directors as a Group (7 people)	Exercise Price	Expiration Date	Grant Date Fair Value of Option Awards
35,000	$12.05	2/18/2021	$225,477

The market value of Metro's common stock was $11.75 per share on April 5, 2012.

Plan Amendments

In its discretion, our Board of Directors may amend the Director Plan.  However, without the approval of the shareholders, our Board of Directors may not make material amendments to the Director Plan.  Material amendments which require the approval of the shareholders include (i) a reduction in the option exercise price below 100% of the fair market value of Metro's common stock on the date the option is granted; (ii) a material increase in the number of shares available under the Director Plan; (iii) a material expansion of the types of awards available under the Director Plan; (iv) a material expansion of the class of individuals eligible to participate in the Director Plan; (v) an extension of the exercise period of any option beyond the maximum ten-year period set forth in the Director Plan; and (vi) a material extension of the term of the Director Plan.  Amendments that are not material in nature or that curtail, rather than expand, the scope of the Director Plan may be made at the discretion of our Board of Directors.  For example, an amendment to decrease the shares available for option would not require shareholder approval.

Federal Income Tax Consequences

Awards of Stock Options

All the options granted under the Director Plan are non-qualified stock options.  An optionee under the Director Plan will generally recognize no taxable income on the date the option is granted.  However, at the time of the exercise of the option, the optionee will usually recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option exercise price.  Metro will be entitled to a federal tax deduction in an amount equal to the ordinary income recognized by the optionee.

Awards of Restricted Stock

A plan participant normally will not recognize taxable income upon the award of restricted stock, and Metro will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the participant for the shares, if any. Metro will be entitled to a deduction in the same amount.   A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the difference between the fair market value of the common stock at that time, determined without regard to the restrictions, and the amount paid by the participant for the shares, if any. In this event, Metro would be entitled to a deduction in the same year, and any gain or loss recognized by the participant upon subsequent disposition of the common stock will be capital gain or loss.  If, after making the election, any common stock subject to a restriction is forfeited, the participant will not be entitled to any tax deduction or tax refund.

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the amendment and restatement of the 2011 Director Stock Option and Restricted Stock Plan.  A copy of the proposed amended and restated Director Plan is attached to this Proxy Statement as Appendix A.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT TO THE SMARTBUY STOCK PURCHASE PROGRAM

Proposed Amendment

Our Board of Directors has approved and directed the Company to submit to the shareholders an amendment to the SmartBuy Stock Purchase Program ( "SmartBuy" or the “Program”) in order to increase the number of shares of Metro common stock available for issuance under the Program by 100,000 shares.

SmartBuy is a stock purchase and dividend reinvestment program for employees of Metro and its subsidiaries. The Program provides an easy and convenient way for employees to invest in Metro common stock via payroll deduction. The Program is administered by FMA Advisory, Inc. (“Administrator”).

Our Board's Reasons for the Proposed Amendments

The Board desires to continue SmartBuy which it believes is a convenient method for employees to become shareholders and increase their loyalty to the Company. While participation in the Program is entirely voluntary, the Board believes that the existence of the Program encourages regular, scheduled investing and is a means of supplementing the employees' individual investment savings program.

Vote Required

The amendment to SmartBuy will be adopted if approved by the holders of a majority of the shares present and having voting power at the Annual Meeting.

Summary of Significant Terms of Program as Proposed to be Amended

On the following page is a summary of the significant terms of SmartBuy. The proposed amendment simply increases the number of shares available for issuance and does not change any other term of the Program. The following summary is qualified in its entirety by reference to the copy of the Program attached as Appendix B.

Purpose
The purpose of SmartBuy is to provide an easy and convenient way for employees to become shareholders of Metro and to continue purchasing shares through payroll deduction and reinvestment of any cash dividends into shares of Metro common stock, all without payment of any service charges or brokerage commissions.

Number of Shares Covered by SmartBuy
As a result of purchases and dividend reinvestments, approximately 5,000 shares remain available for purchase under the Program. The Board is proposing that the number of shares available for purchase through payroll deductions and dividend reinvestments be increased by 100,000 additional shares.

Administration
The Administrator of the Program is FMA Advisory, Inc. The Administrator purchases shares of Metro common stock as directed by participants and reinvests dividends on such shares in accordance with the investment option selected by participants. Additionally, the Administrator keeps records, provides statements of account to participants and performs other administrative duties relating to the Program.

Eligible Participants
All full and part-time employees of Metro and its subsidiaries, 18 years of age or older, with at least one full year of continuous service to the Company (currently, approximately 660 individuals) may participate in SmartBuy. Officers of the Company may participate from their first day of employment.

Purchase Price	The fair market value of Metro's common stock on the day that the Administrator makes the purchase of the stock for the Program.

Form of Payment for Stock
Common stock may be purchased through payroll deduction and by direct payment to the Administrator. Stock will also be purchased through reinvestment of cash dividends, if any, on the common stock in a participant's account.

Purchase of common stock
Payroll deductions authorized by participants will be made on the first two pay periods of each month and held in a non-interest bearing account. On a monthly basis, all funds deducted from payroll and contributed for direct purchases will be combined and invested in Metro common stock. For each participant, the Program Administrator will purchase as many full shares and/or fractional shares as the funds in the account will allow. On a monthly basis, officers may purchase a minimum of $100 and other employees may purchase a minimum of $50 but not more than $10,000 in Metro common stock. Cash dividends will be reinvested in Metro common stock on the payment date of the dividend.

Term of Program
The Program has no expiration date. The Company may continue the Program as long as there are shares of common stock available in the Program for purchase. The Company may also terminate the Program at any time.

Program Benefits

Approximately 68 officers and employees currently participate in SmartBuy. Our named executive officers and other participants in the Program will benefit if the amendment to increase the number of shares available for purchase under the Program is approved in that they will be able to continue to purchase shares without the payment of any service charges or brokerage commissions. Participation in the Program is entirely voluntary and the Company makes no recommendation to its employees regarding participation. Any participant may purchase through payroll deduction and direct payment up to $10,000 in shares of Metro common stock per month under the Program. The number of shares that may be purchased is not based on any participant's existing share ownership and the same terms apply to all participants.

The closing price of Metro common stock on April 5, 2012 was $11.75. Based on the $10,000 monthly maximum contribution, if the Administrator had purchased shares for the Program on this day, the maximum number of shares that could be purchased by a participant would have been 851 shares. Because participation in the Program is voluntary, benefits that will be received by any participant in the future under the Program are not determinable at this time.

The table below shows information concerning SmartBuy purchases made during 2011 by the named executive officers, the executive officers as a group and the group of all other current employees of Metro, including all current officers who are not executive officers. Mr. Nalbandian, as an employee, is the only director who is eligible to participate in the Program. Non-employee directors may not participate in SmartBuy. Because shares are purchased on a monthly basis, the purchase price of the shares has been averaged. During 2011, shares were purchased by participants at the fair market price minus a 3% discount. The estimated benefit shown in the table is, therefore, based on a 3% discount from the average market price of Metro stock during 2011. The Program was amended as of January 1, 2012 and the 3% discount no longer applies to stock purchases through this program.

Name and Position	Total Number of Shares Purchased	Average Purchase Price	Estimated Benefit
Gary L. Nalbandian Chairman, President and CEO	1,930	$10.18	$19,647

Mark A. Zody Executive Vice President and Chief Financial Officer	—	—	—

Percival B. Moser, III Senior Vice President and Chief Operating Officer	875	$9.40	$8,225

James R. Ridd Senior Vice President and Chief Credit Officer	181	$10.18	$1,843

Adam L. Metz Senior Vice President and Chief Lending Officer	—	—	—

Other Executive Officers	586	$10.18	$5,965

Non-Executive Officers and All Other Employees as a Group	7,790	$10.18	$79,302

Future Program Amendments

The Board of Directors may amend SmartBuy from time to time without further action by the shareholders. However, pursuant to NASDAQ Market Rules, the Board may not materially amend SmartBuy without the approval of the shareholders. Any material increase in the number of shares available for purchase under the Program or any material increase in benefits to participants under the Program would be considered a material amendment.

Federal Income Tax Consequences

When the participant sells the shares of stock purchased after January 1, 2012, any increase or decrease in fair market value since the purchase of such stock will be treated as long or short term capital gain, depending on the length of time the participant holds the shares. With respect to shares purchased prior to January 1, 2012 while the discount was in effect, the 3% discount provided by the Company was the difference between the fair market value of the common stock and the amount that a participant paid for the stock. As a general matter, the 3% discount will be treated and taxed as ordinary income. The discount would have been included in the participant's W-2 and the participant would pay tax on it when he or she filed an income tax return for the relevant period.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” approval of the amendment to the SmartBuy Program to increase the number of shares of Metro common stock available for purchase by 100,000 shares.

PROPOSAL NO. 4

SAY-ON-PAY PROPOSAL

We have described the compensation of our named executive officers pursuant to the requirements of the SEC as set forth in Item 402 of Regulation S-K. These requirements include the discussion labeled “Compensation Discussion and Analysis” which appears on page 21 of this proxy statement, the compensation tables beginning on pages 29 and any other narrative discussion of executive compensation in this proxy statement.

As required by the Dodd-Frank Act and the SEC, we are asking that you cast an advisory, non-binding vote on the compensation of our named executive officers. Accordingly, your vote will not be binding on our Board of Directors or Compensation Committee and will not overrule any compensation decision of our Board or Compensation Committee. In addition, your vote will not create or imply any additional fiduciary or other duty upon our Board. While your vote will not change the compensation already awarded to our named executive officers, it may have an affect on future compensation awarded to our named executive officers. The Compensation Committee and the Board may consider the outcome of our shareholder vote when deliberating future executive compensation arrangements. In 2011, our shareholders approved, in an advisory capacity, the compensation awarded to our named executive officers. Our shareholders also voted in 2011 in favor of an annual advisory vote to approve the compensation of our named executive officers. Our Board of Directors adopted this non-binding vote. Therefore, each year (until the next required vote on the frequency of this compensation proposal in 2017) we will include in our proxy statement a proposal to approve the compensation of our named executive officers.

Our Board of Directors believes that the compensation described in this proxy statement for the named executive officers is fair and reasonable and consistent with our overall compensation philosophy and objectives. We are asking that you vote “FOR” the resolution below which was approved by our Board of Directors. Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and having voting power at the Annual Meeting.

RESOLVED, that the compensation paid to Metro's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

PROPOSAL NO. 5

INDEPENDENT PUBLIC ACCOUNTANTS

Our principal accountant during 2011 was ParenteBeard LLC (“ParenteBeard”), 320 West Market Street, Harrisburg, PA 17101.

The Sarbanes Oxley Act of 2002 and the auditor independence rules of the SEC require all public accounting firms who audit public companies to obtain authority from their respective audit committees in order to provide professional services without impairing independence. The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with Metro's independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit, to review the results of the auditors' work. During the course of the year, the chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and Metro's independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2011, before ParenteBeard performed any services for Metro, the Audit Committee was informed that such services were necessary and was advised of the estimated costs of such services. The Audit Committee then decided whether to approve ParenteBeard's performance of the services. In 2011, all services performed by ParenteBeard were approved in advance pursuant to these procedures. The Audit Committee determined that the performance by ParenteBeard of tax services was compatible with maintaining that firm's independence.

Fees Billed by Independent Public Accountants

Fees for professional services provided by ParenteBeard were as follows for the last two fiscal years:

	2011	2010
Audit Fees[1]	$227,069	$229,352
Audit-Related Fees[2]	15,600	22,078
Tax Fees[3]	16,573	13,869
All Other Fees	—	—

	$259,242	$265,299

[1]
Includes professional services rendered for the audit of Metro's annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

[2]
Assurance and related services related to the performance of the audit of the employee benefit plan for both 2011 and 2010. For 2010 only, this also includes fees related to assistance with adopting new fair value measurement and disclosure requirements, the student loan audit and other attest services not required by statute or regulation.

[3]	Tax fees include the preparation of state and federal tax returns and assistance with tax questions and research.

The above fees were approved in accordance with the Audit Committee's policy. The de minimus exception (as defined in Rule 202 of the Sarbanes-Oxley Act) was not applied to any of the 2011 or 2010 total fees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed ParenteBeard LLC to serve as Metro's independent registered public accounting firm for the year ending December 31, 2012. Shareholders are being asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee's appointment. If the shareholders do not ratify the appointment of ParenteBeard, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Representatives of ParenteBeard are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders for "FOR" the ratification of the selection of ParenteBeard LLC to serve as Metro's independent registered public accounting firm for the year ending December 31, 2012.

OTHER BUSINESS

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals presented in this Proxy Statement by the Board of Directors. If other proposals are properly brought before the meeting, any signed proxies returned to us will be voted as the proxy holders see fit.

Shareholder Proposals for the 2013 Annual Meeting of Shareholders

Under Metro's Bylaws, no shareholder proposal may be brought before an Annual Meeting of Shareholders unless the proposal is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to Metro (containing information specified in the Bylaws). These requirements are separate from and in addition to the SEC's requirements set forth in Rule 14a-8 that a shareholder must meet in order to have a shareholder proposal included in Metro's Proxy Statement. A shareholder wishing to submit a proposal for consideration at the 2013 Annual Meeting of Shareholders, either under SEC Rule 14a-8, or otherwise, should do so no later than December 15, 2012.

If the Corporate Secretary of Metro receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date and such proposal is not excludable under SEC Rule 14a-8, the proposal will be included in Metro's Proxy Statement and proxy card. Metro will include in its Proxy Statement the nature of such proposal and how Metro believes shareholders should vote on such proposal. If the proposal is properly presented at the 2013 Annual Meeting of Shareholders, the proxies appointed by Metro will vote on such proposal as directed by the shareholders. If a proxy card is returned with no direction as to how the proxy holders should vote, the proxies appointed by Metro may exercise discretionary authority in voting on such proposal.

The presiding officer of the meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the Corporate Secretary for Metro by the date specified. If a shareholder proposal is received by Metro after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2013 Annual Meeting of Shareholders, the proxies appointed by Metro may exercise discretionary authority when voting on such proposal.

If the date of our next Annual Meeting is advanced or delayed by more than 30 days from May 17, 2013, we will promptly inform you of the change of the Annual Meeting date and the date by which shareholder proposals must be received.

ANNUAL REPORT

Metro sends only one annual report to shareholders sharing the same address. We will promptly deliver a separate copy of the annual report to a security holder at a shared address to which we sent a single copy, upon our receipt of a written request sent to the address below. If you wish to receive a separate copy of the annual report in the future, notify Metro at the phone number or address below. You can also request that we send only a single copy of the Proxy Statement to security holders at a shared address, by sending written notice to the address below.

Additionally, you can obtain an electronic copy of Metro's Annual Report on Form 10‑K for the year ended December 31, 2011 by visiting our website at www.mymetrobank.com or you may obtain a hard copy at no charge by writing to:

Sherry Richart, Investor Relations
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA 17111
1-888-937-0004

RETURN OF PROXY

You should sign, date and return the enclosed proxy card as soon as possible whether or not you plan to attend the meeting in person. If you do attend the meeting and desire to vote in person, you may then withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Peter J. Ressler
Secretary

Harrisburg, Pennsylvania
April 13, 2012

APPENDIX A

AMENDED AND RESTATED
2011 DIRECTORS STOCK OPTION AND RESTRICTED STOCK PLAN
METRO BANCORP, INC.

 1.         Purpose of Plan

The purpose of this Plan is to enable Metro Bancorp, Inc. (hereinafter referred to as the “Company”) to continue to attract and retain the services of non-employee Directors, directors emeritus, advisory directors, consultants and others with outstanding abilities by making it possible for them to purchase shares of the Company's Common Stock through the exercise of stock options and to receive awards of restricted stock on terms which will give them a direct and continuing interest in the future success of the Company's business.

2.         Definitions

“Award” means an award of stock options or restricted stock pursuant to this Plan.

“Board” means the Board of Directors of the Company.

“Committee of the Board” means a committee established by the Board consisting of three or more members of the Board. The Compensation Committee may be this Committee.

“Company” means Metro Bancorp, Inc., a Pennsylvania business corporation.

“Director” for purposes of this Plan means a director of the Company who is not regularly employed on a salary basis by the Company or its subsidiary, Metro Bank.

“Eligible Participant” for purposes of this Plan means a Director, advisory director, director emeritus, consultant, or other individual the Board deems beneficial to the Company who is not regularly employed on a salary basis by the Company or its subsidiary, Metro Bank.

“Option” means a right to purchase shares of Common Stock of the Company, granted and exercised in accordance with the terms of this Plan.

“Optionee” means a person to whom an Option has been granted under this Plan which has not expired or been fully exercised or surrendered.

“Participant” for purposes of this Plan means a Director, advisory director, director emeritus, consultant, or other individuals to whom the Board or Committee of the Board has granted an Award pursuant to this Plan.

“Restricted Stock” means shares of Metro Common Stock that are not fully transferable until certain conditions established by the Committee have been met. Upon satisfaction of those conditions, the shares become transferable.

“Shares” means shares of Common Stock of the Company.

3.         Limits on Awards

The total number of shares for which Awards may be granted under this Plan shall not exceed in the aggregate 200,000 shares. This number shall be appropriately adjusted if the number of issued shares shall be increased or reduced by change in par value, combination, or split-up, reclassification, distribution of a dividend payable in stock, or the like.  Shares covered by Awards which have expired or which have been canceled or forfeited or otherwise surrendered may again be optioned under this Plan.

4.         Adjustment of Awards

The number of shares underlying outstanding Awards and not theretofore delivered and the related Option prices, if any, shall be appropriately adjusted to reflect any changes in par value, combination, split-up, reclassification, distribution of dividend payable in stock, or the like.

5.         Granting of Options and Restricted Stock

The Board, or if the Board so determines, a Committee of the Board, is authorized to grant Options and Restricted Stock to Eligible Participants pursuant to this Plan during the calendar year 2011 and in any calendar year thereafter until December 31, 2020, but not thereafter.  The number of shares, if any, optioned and/or granted as restricted shares in each year, the Participants to whom Awards are granted, and the number of shares associated with each Award shall be wholly within the discretion of the Board or the Committee of the Board.  If the Board acts, however, it shall do so only upon the advice and recommendation of the Committee of the Board upon all matters relating to the granting of Awards and the administration of this Plan, including determination of the rights and obligations of the Participants.  Any Awards granted in a given year shall be granted in February of that year.

6.         Terms of Stock Options

The terms of Options granted under this Plan shall be as follows:

(a)
The Option price shall be fixed by the Board or the Committee of the Board but shall in no event be less than 100% of the fair market value of the shares subject to the Option on the date the Option is granted.  The fair market value of the shares shall be the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Global Select Market System on the trading day immediately preceding the date of grant or the closest preceding date if there are no high and low sale prices available on that date.

(b)	Options shall not be transferable otherwise than by will or by the laws of descent and distribution. No Option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

(c)
Each Option shall expire and all rights thereunder shall end ten (10) years after the date on which it was granted, subject in all cases to earlier expiration as provided in paragraphs (d), (e) and (f) of this Section 6 in the event an Optionee ceases to serve in the capacity to which he has been appointed or dies.

(d)
During the lifetime of an Optionee, his/her Options shall be exercisable only by him/her and (i) while serving in that capacity to which he/she has been appointed; (ii) following retirement from the Board of Directors; or (iii) subject to paragraph (f) of this Section 6, within three months after he/she has otherwise ceased to serve in the capacity to which he/she has been appointed (but in any event not later than the end of the period specified in paragraph (c) of this Section 6).

(e)
If an Optionee dies within a period during which he/she could have exercised an Option, his/her Option may be exercised within three months after his/her death (but not later than the end of the period specified in paragraph (c) of this Section 6) by those entitled under his/her will or the laws of descent and distribution, but only if and to the extent the Option was exercisable by him/her immediately prior to his/her death.

(f)
If an Optionee is removed as a Director for any of the reasons specified in Section 1726(b) of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), or from any other position to which he has been appointed for reasons similar to the reasons specified in Section 1726(b) of the BCL, all Options theretofore granted to the Optionee preceding such removal shall be forfeited by the Optionee and rendered unexercisable.

(g)
Subject to the foregoing terms and to such additional or different terms regarding the exercise of the Options as the Board or the Committee of the Board may fix at the time of grant, Options may be exercised in whole or in part from time to time.

7.         Vesting of Options

Upon retirement of a Director, all Options granted to such Director that have not yet vested shall become immediately vested. Except as provided herein with respect to retirement of a Director, (i) no Option granted under this Plan may be exercised within one year from the date of the grant of the Option and (ii) Options held more than one year may be exercised based upon the Option holding period, pursuant to the following schedule:

Option Holding Period	Percent Vested

Less than 1 year	—%
More than 1 year and less than 2 years	25
More than 2 years and less than 3 years	50
More than 3 years and less than 4 years	75
More than 4 years	100

8.         Exercise of Options

No Option granted under this Plan may be exercised before the first to occur of (i) retirement of a Director; (ii) one year from the date of Option grant; or (iii) a Change in Control of the Company.  Thereafter, Options may be exercised in whole, or from time to time in part, for up to the total number of shares then subject to the Option, less the number of shares previously purchased by exercise of the Option.

9.         Change in Control

For the purposes of this Plan, a Change in Control with respect to any Optionee shall be deemed to have occurred when any of the following events shall have occurred:

(a)
Any person or group acquires ownership of stock of Metro that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Metro.

(b)
Any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock possessing 30 percent or more of the total voting power of the stock of Metro.

(c)
A majority of members of Metro's Board of Directors is replaced during any 24-month period by directors whose appointment or election is not approved by a majority of the members of Metro's Board before the date of the appointment or election of any of the “replacement” directors.

(d)
Any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) of assets from Metro that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Metro immediately before such acquisition(s).  For purposes of this Section, “group” is defined or determined pursuant to Treasury Regulation §1.409A-3 paragraph (i)(5)(v)(B).

10.    Awards of Restricted Stock

In its discretion and upon such terms as it deems appropriate, the Committee may award shares of Restricted Stock to Eligible Participants as provided in this Section (a “Restricted Stock Award”).

(a)
Shares issued pursuant to Restricted Stock Awards may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. As it deems appropriate, the Committee shall establish conditions under which or the time period within which restrictions on the transfer of Shares (the “Restriction Period”) shall exist.

(b)	In such manner as the Committee deems appropriate, the Committee shall determine the number of Shares to grant pursuant to a Restricted Stock Award.

(c)
If during the Restriction Period, the holder of the Restricted Stock Award ceases to be in a relationship with Metro which would make him or her an Eligible Participant under this Plan, the Restricted Stock Award shall terminate as to all Shares on which a restriction on transfer remains. Such Shares will be immediately returned to Metro. The Committee may, in its discretion, provide for complete or partial exceptions to this requirement.

(d)
During the Restriction Period, the Restricted Stock shall remain in the possession of Metro and the Participant may not sell, assign, transfer, pledge or otherwise dispose of the Shares to which a Restriction Period applies.  A certificate for the Shares shall be issued to the Participant when all restrictions on such Shares have lapsed.

(e)
During the Restriction Period, unless the Committee determines otherwise, the Participant shall have the right to vote the Shares and to receive any dividends or other distributions paid with respect to such Shares.

(f)
All restrictions imposed under the Restricted Stock Award shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Awards, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions under all outstanding Restricted Stock Awards shall automatically and immediately lapse upon a Change in Control (as defined in Section 9).

(g)
To the extent permitted by the Committee, the Participant may make an election to satisfy his or her income tax withholding obligation with respect to a Restricted Stock Award by having Shares withheld up to an amount that does not exceed the Participant's minimum applicable tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee. If the Participant is a director within the meaning of Rule l6a- 1(f) promulgated under the Exchange Act, such election must be irrevocable and must be made at least six months prior to the date on which all restrictions lapse with respect to such Shares.

11.       Reorganization of the Company

In the event that the Company is succeeded by another corporation or company in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation or company shall assume the outstanding Awards granted under this Plan or shall substitute new Awards for them.

12.       Delivery of Shares

No shares shall be delivered upon the exercise of an Option until the Option price has been paid in full in cash or, at the discretion of the Board or the Committee of the Board, in whole or in part in the Company's Common Stock owned by the Optionee valued at fair market value on the date of exercise. If required by the Board, no shares will be delivered upon the exercise of an Option or the lapse of a Restriction Period until the Participant has given the Company a satisfactory written statement that he/she is purchasing the Shares for investment and not with a view to the sale or distribution of any such Shares.

13.       Administration

The Board or the Committee of the Board may make such rules and regulations and establish such procedures, as it deems appropriate for the administration of this Plan.  In the event of a disagreement as to the interpretation of this

Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to this Plan, the decision of the Board or the Committee of the Board (excluding, however, any Participant(s) affected by such dispute or disagreement) shall be final and binding upon all persons in interest, including the Company and its shareholders.

14.       Reservation of Shares

Shares delivered upon the exercise of an Option or the lapse of a Restriction Period shall, in the discretion of the Board or the Committee of the Board, be either Shares heretofore or hereafter authorized and then unissued, or previously issued Shares heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Company shall be under no obligation to reserve or to retain in its treasury any particular number of Shares at any time, and no particular shares, whether unissued or held as treasury shares, shall be identified as those optioned under this Plan.

15.       Amendment of Plan

The Board may amend this Plan from time to time as it deems desirable, however, no amendment shall (i) reduce the Option price below 100% of the fair market value of the shares subject to the Option on the date the Option is granted; (ii) extend the Option exercise period beyond the period set forth in paragraph (c) of Section 6; or (iii) otherwise materially amend the Plan.

16.       Termination of the Plan

The Board may, in its discretion, terminate this Plan at any time prior to December 31, 2020, but no such termination shall deprive Participants of their rights under their Awards.

17.       Effective Date

This Plan as a stock option plan became effective on January 1, 2011, and Options hereunder may be granted at any time on or after that date until the earlier of December 31, 2020 or termination of the Plan. The amended and restated Plan to permit the issuance of Restricted Stock Awards shall become effective upon approval by the Company's shareholders at the 2012 Annual Meeting of Shareholders.

APPENDIX B

SMARTBUY STOCK PURCHASE PROGRAM

SmartBuy
The smart way to make your money grow.

•	Get 10 shares of Metro Bancorp, Inc. common stock free just for joining.

•	Purchase shares without paying brokerage fees or commissions.

SmartBuy (the “Plan”) is the stock purchase and dividend reinvestment program for employees of Metro Bancorp, Inc. and its subsidiaries (collectively "Metro”). It provides an easy and convenient way for employees to invest in the common stock of Metro via payroll deduction. The Plan Administrator is FMA Advisory, Inc.

This document provides information and answers the most commonly asked questions about the Plan.

Eligibility
All full-time and part-time employees, 18 years of age or older, with at least one full year of continuous service are eligible to join the Plan. Officers are eligible to participate from the first day of employment.

Enrollment
You can enroll in the Plan any time after you are eligible. To enroll:

1.	Complete all parts of the enrollment form.

2.	Make sure you indicate the amount of your payroll deduction and sign where indicated.

3.	Send the completed form to the Human Resources Department, Attn: SmartBuy Plan.

Payroll Deduction Authorization
You must specify the amount to be withheld from your pay. The minimum deductible is $25 per month for non-officers and $50 per month for officers. The payroll deduction may be changed or terminated at any time by submitting a written request to the Human Resources Department. The start, change, or termination of deductions will become effective as soon as possible after your written payroll deduction authorization form is received by the Human Resources Department.

Payroll Deductions
Authorized payroll deductions will be made on the first two pay periods of the month and the money held in a non-interest bearing account. On a monthly basis all funds deducted will be combined and invested in Metro common stock.

Purchasing Stock
Once you enroll in the Plan and begin payroll deductions, the Plan Administrator will establish an individual account in your name. The number of shares purchased will depend on the market price of the stock at the time the purchase is made. Full shares as well as fractional shares will be allocated to your account.

Dividends
Your account will be credited with any dividends paid on the full shares and any fractional interest in shares purchased and held in your account. Cash dividends, if paid, will be reinvested in Metro common stock on the payment date of a particular dividend. Stock dividends and/or any stock splits with respect to shares held in your account will be credited to the account.

Withdrawal of Shares
You may withdraw a portion of the shares of Metro common stock credited to your account by notifying the Plan Administrator in writing and specifying the number of shares you wish to withdraw. Also, you may instruct the Plan Administrator at any time to terminate your participation in the Plan. The Plan Administrator will send you a certificate representing the whole shares of Metro common stock in your account and a check equal to the cash value of any fractional shares. You may contact the Shareholder Relations Department at 888-937-0004 if you need assistance in locating a stockbroker to handle the sale of your shares of Metro common stock.

Account Statements
Participants may access their account activity and monthly statements electronically at www.fma-advisory.com. You will be able to access two (2) years worth of statements. Questions regarding your monthly statement should be directed to the Plan Administrator. The Plan Administrator keeps records and performs other administrative duties relating to the Plan

Shareholder Reports
The Plan Administrator will promptly deliver to you all notices of shareholder meetings, proxy statements, annual and quarterly reports, and other materials distributed by Metro to its stock holders. If proxies are distributed, the full shares of stock in your account will be voted in accordance with your signed instructions duly delivered to the Plan Administrator. There will be no charge to you for the Plan Administrator's custody of stock certificates or in connection with notices, proxies, or other such materials.

Closing Your Account
Terminating payroll deductions will not automatically close your account with the Plan Administrator, you must contact the Plan Administrator directly to cease participation in the Plan. Upon electing to terminate participation, the Plan Administrator will send a certificate for the whole shares of Metro common stock in your account.

Stock Market Investments
Stock prices vary from day to day. Prices are not fixed or regulated, they depend on the basic law of supply and demand. There is no guarantee under the Plan against loss because of market fluctuations. In seeking the benefits of share ownership, you must also accept the risks. Participation in the Plan is entirely voluntary and Metro makes no recommendations to its employees with respect to the purchase of Metro common stock and participation in this Plan. Metro has reserved the right to amend or discontinue the Plan or to discontinue the use of its payroll deduction facilities for this purpose at any time.

Questions and Answers

Here are answers to the most frequently asked questions about the Plan.

What are the advantages of the Plan?
The Plan offers you a convenient method for becoming a stockholder in Metro. It encourages regular, scheduled investing and is a means of supplementing your individual investment savings program.

How much stock will be bought for me?
Each month, the Plan Administrator will purchase for you as many full shares and/or fractional shares as the funds deducted from your pay will allow. There is no limit to the number of shares you may accumulate in your account.

What if the money I'm investing won't buy an even number of shares or a full share?
It makes no difference since you are buying stock by the dollars worth instead of by the share. That's why you may see fractional shares on your monthly statement.

What happens to the shares of stock that are purchased for me?
Once the shares have been purchased for you, they will be held by the Plan Administrator. No stock certificates will be issued to you unless you make a direct request. Upon receipt of a request, the Plan Administrator will deliver a stock certificate to you for the full shares accumulated in your account.

What do I receive to show I own stock?
No actual stock certificate for the shares you own will be issued to you unless requested. You may access your statements monthly at www.fma-advisory.com. The statement will show your name, the number of shares purchased, the price per share for those shares purchased, the total shares accumulated, plus other valuable information.

Will I receive information provided to stockholders?
You will receive any material received by the Plan Administrator and issued by Metro for the benefit and information of its stockholders, such as annual and quarterly reports, interim reports, and proxy material.

What happens if I stop my payroll deduction?
If for any reason you notify Metro to discontinue your payroll deductions, the Plan Administrator will continue your account unless you elect to close it. To close your account, you may request the Plan Administrator to send you a stock certificate for the number of full shares you own plus a check for the net proceeds for any fractional interest in a share credited to you. You may re-enter the Plan at any time by completing an enrollment form and forwarding it to the Human Resources Department, Attn: SmartBuy Plan. You will not receive an additional 10 shares of Metro common stock at the time of re-enrollment.

What happens if I leave Metro or its subsidiaries?
It is not necessary that your accumulated shares be sold if you leave. You will still have an account with the Plan Administrator and can still buy stock by making direct payments. If you request, your account will be closed as explained above.

Can I invest my own funds without payroll deductions?
Once your Plan account is established you can invest up to $10,000 per month through a combination of payroll deductions or direct payments to the Plan Administrator.

Can I change my payroll deduction amount?
You can change your payroll deduction amount at any time by submitting a written request to the payroll department. However, you must stay at or above the minimum deduction amount for officers and non-officers.

Do I have to pay taxes on this Plan?
Any transactions in this Plan, especially the sale of stock, are subject to the normal federal, state and local taxes that apply to stock transactions. Employees will be taxed on the ten (10) free shares received upon enrollment in the plan, which will be deducted through the payroll process. Also, the stock discount purchase amount will be taxed and deducted monthly through the payroll process. You should consult your tax advisor if you have any questions concerning the tax implications of buying or selling stocks.

What records must I keep?
The monthly statements from the Plan Administrator will indicate the number of shares purchased and the cost of the shares. You should always keep your monthly statements because the information they contain will be necessary for tax reporting purposes.

Whom do I contact if I have questions concerning my account?

Write or call:
FMA Advisory, Inc.
1631 North Front Street
Harrisburg, PA 17102
717-232-8850